The business combination described in this document involve securities of a Japanese company. The business combination is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of their officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the business combination, such as in the open market or through privately negotiated purchases.

Security code 6373
June 6, 2025
To Shareholders
I-197 Kumasaka-machi, Kaga City, Ishikawa
Daido Kogyo Co., Ltd.
	President	Hirofumi Araya

Notice of Convocation of the 132nd Ordinary General Meeting of Shareholders

We would like to express our sincere gratitude for your continued support.

You are cordially invited to attend the 132nd Annual General Meeting of Shareholders of DAIDO KOGYO CO., LTD. (the "Company"). The meeting will be held as described below.

If you are unable to attend the Meeting, you can exercise your voting rights in writing (by mail) or via the Internet, etc. Please read the attached Reference Documents for the General Meeting of Shareholders and exercise your voting rights by 5:00 p.m., Monday, June 23, 2025 in reference to the "Information on the Exercise of Voting Rights" below.

In convening this General Meeting of Shareholders, we have taken the measure of providing electronic information for the contents of the reference documents for the General Meeting of Shareholders, etc. (items to be provided electronically), and posted the relevant information on our website on the Internet. Please access the following website for the information.

Our website: https://www.did-daido.co.jp/

(Please access the website above and select "Investor Relations" and then "General Meeting of Shareholders Information" from the menu.)

In addition to our website, the items to be provided electronically are also posted on the website of the Tokyo Stock Exchange (TSE), which can be found at the following link.

Tokyo Stock Exchange Website (TSE Company Announcements Service) https://www2.jpx.co.jp/tseHpFront/JJK010010Action.do?Show=Show

(Access the TSE website above, enter "Daido Kogyo" in the "Issue name (Company name)" field or our securities code "6373" in the "Code" field, and search for "Daido Kogyo" or "6373" in the "Code" field. Then, select "Basic Information" and then "Documents for Public Inspection/PR Information" and confirm the "Notice of Convocation of the General Meeting of Shareholders/Materials for General Meeting of Shareholders" under "Documents for Public Inspection.")

1.	Date and Time	Tuesday, June 24, 2025, at 10:00 a.m. (Start of reception: 9:00 a.m.)
2.	Place	Main Hall, 1st floor of CHIENKAN I-197 Kumasaka-machi, Kaga City, Ishikawa (Please refer to the hall map at the end of this document.)
3.	Agenda of the Meeting
	Matter to be reported	1. Business Report, Consolidated Financial Statements, and the results of the audits of the Consolidated Financial Statements by the Accounting Auditor and the Board of Company Auditors for the 132nd Fiscal Term (from April 1, 2024 to March 31, 2025)
2. Non-Consolidated Financial Statements for the 132nd Fiscal Term (from April 1, 2024 to March 31, 2025)
Proposals to be resolved
	Proposal No. 1	Appropriation of surplus
	Proposal No. 2	Election of three Directors (except Directors serving as the Audit and Supervisory Committee Members)
	Proposal No. 3	Approval of Share Exchange Agreement Between the Company and Tsubakimoto Chain

4.       Decisions in convening the General Meeting (Information on the Exercise of Voting Rights)

(1)	If you exercise your voting rights in writing (by mail) and do not indicate your approval or disapproval of a proposal, we will treat it as if you indicated your approval.
(2)	If you exercise your voting rights multiple times via the Internet, etc., we will treat the last vote as a valid exercise of voting rights.
(3)	If you exercise your voting rights both in writing (by mail) and via the Internet, etc., we will treat the exercise of voting rights via the Internet, etc. as valid, regardless of the arrival date and time.

◎ If you attend the Meeting in person, please submit the enclosed Voting Rights Exercise Form at the reception.

◎ In accordance with the revision of the Companies Act, the Company has decided that, in principle, shareholders should access the aforementioned Internet websites to confirm the items to be provided electronically, and that a document describing such items will be delivered to only shareholders who have made a request for document delivery by the record date. However, at this General Meeting of Shareholders, regardless of whether or not a request for document delivery is made, a written document describing the items to be provided electronically will be sent uniformly.

◎Of the items to be provided electronically, the following are excluded from the documents to be delivered pursuant to the provision of the applicable laws and regulations and the Articles of Association of the Company. Therefore, the business report, consolidated financial statements, and financial statements described in the document to be delivered are part of the business report, consolidated financial statements, and financial statements audited by the accounting auditors or the Audit and Supervisory Committee when they prepared the Accounting Audit Report or Audit Report.

- "Status of accounting auditor," "Systems for ensuring the appropriateness of business and the status of operation of such systems," "Basic policy on corporate control," and "Policy on deciding dividends of surplus" in the Business Report

- "Statement of Changes in Shareholders' Equity" and "Notes to Consolidated Financial Statements" in the consolidated financial statements

- "Balance Sheet," "Statement of Income," "Statement of Changes in Net Assets," and "Notes to Non-Consolidated Financial Statements" in the financial statements.

- Report of Accounting Auditor on Consolidated Financial Statements

- Report of Accounting Auditor on Financial Statements

- Audit report of the Audit and Supervisory Committee

◎ In the event of any modification to the items provided electronically, a notice of such modification, as well as the items before and after such modification, will be posted on the aforementioned Internet websites.

◎ Please be advised that the results of resolutions in this General Meeting of Shareholders will be announced by posting them on the Company's website, instead of sending a written notice of resolution.

◎ The "Year-End Report" (Shareholder Newsletter), which had been mailed with the notice of resolution, is also no longer issued to save paper resources, as its main information is disclosed on the Company's website and part of its contents is included in this document.

Information on the Exercise of Voting Rights

The right to vote at general meetings of shareholders is an important right of shareholders.

Please exercise your voting rights after reviewing the Reference Documents for the General Meeting of Shareholders.

The following three methods are available for exercising voting rights.

If you attend the General Meeting of Shareholders	If you exercise voting rights by mail (postal delivery)	If you exercise voting rights through the Internet, etc.

Please present the Voting Rights Exercise Form at the reception desk.	Please indicate your approval or disapproval of the proposals on the Voting Rights Exercise Form in accordance with the following instructions and return it to us.	Please follow the instructions on the next page to enter your approval or disapproval of the proposals.

Date and Time	Exercise period	Exercise period

10:00 a.m. (Reception starts at 9:00 a.m.) Tuesday, June 24, 2025	Arrival by Monday, June 23, 2025, 5:00 p.m.	By Monday, June 23, 2025, 5:00 p.m.

Information on how to fill out the Voting Rights Exercise Form

Please enter your approval or disapproval for the proposals here.

Proposal No.1 and No.3

• When you approve:

>> Put the mark "○" in the "Approval" column.

• When you disapprove:

>> Put the mark "○" in the "Disapproval" column.

Proposal No.2

• When you approve all candidates:

>> Put the mark "○" in the "Approval" column.

• When you disapprove all candidates:

>> Put the mark "○" in the "Disapproval" column.

• When you disapprove some candidates:

>> Put the mark "○" in the "Approval" column and enter the numbers of candidates you disapprove.

*The Voting Rights Exercise Form is a sample image.

Guide to voting right exercise over the Internet, etc.

How to read QR Code “Smart Exercise”	How to enter the voting code and password

You can log in to the website for exercising voting rights without entering your voting code and password.	Website for exercising voting rights https://www.web54.net

Scan the QR code on the bottom right corner of the Voting Rights Exercise Form. *"QR Code" is a registered trademark of DENSO WAVE INC. Follow the instructions on the screen to enter your approval or disapproval.

Access the website for exercising voting rights. Click "Continue." Enter the "Voting Code" indicated on the Voting Rights Exercise Form. Enter "Voting Code." Click "Login." Enter the "password" indicated on the Voting Rights Exercise Form Enter "Password." Please set a new password to be used for voting. Click "Register." Follow the instructions on the screen to enter your approval or disapproval. * The operation screen is a sample image.

Sumitomo Mitsui Trust Bank Transfer Agency Web Support Dial-in Number 0120 - 652 - 031 (Toll-free) (Inquiries accepted: 9:00 a.m. - 9:00 p.m.)

Institutional investors can use the platform for electronic exercise of voting rights for institutional investors, which is operated by ICJ, Inc.

Reference Documents for the General Meeting of Shareholders

Proposal No.1: Appropriation of surplus

The Company considers return of profits to shareholders as an important management policy and takes a policy on dividends to distribute dividends considering comprehensively full-year performance, management environment, and medium- to long-term reinforcement of financial standing with focus on maintenance of stable dividends.

Based on the above-mentioned policy, the appropriation of surplus shall be as follows.

1. Matters regarding year-end dividend

We would like to propose the year-end dividend for the 132nd Fiscal Term considering the current term’s business performance and the necessity for internal reserves to prepare for future growth as follows.

[1] Type of dividend property:	Cash
[2] Matters regarding allocation of dividend property and the amount thereof:	¥25 per common share Total amount: ¥253,724,900
[3] Effective date of surplus dividend:	June 25, 2025

2. Matters regarding appropriation of other surplus

We would like to propose the appropriation of other surplus as follows to effectively use the surplus for capital investment for future business expansion as well as research and development activities addressing technological innovation.

i)       Item and amount of decreased surplus

Earned surplus carried forward ¥500,000,000

ii)       Item and amount of increased surplus

Special reserve fund ¥500,000,000

Proposal No. 2: Election of three Directors (except Directors serving the Audit and Supervisory Committee)

The term of office of all four (4) Directors (excluding Directors who are Audit and Supervisory Committee members; hereinafter the same shall apply in this proposal) will expire at the conclusion of this General Meeting of Shareholders.

In this regard, in order to enable the Board of Directors to make decisions strategically and flexibly, the Company proposes to reduce the number of Directors by one and elect three Directors.

Regarding this proposal, there was no particular opinion from the Audit and Supervisory Committee, who judged this proposal was appropriate. In addition, the Company made a resolution regarding this proposal at the Board of Directors meeting after discussions and replies at the voluntary nomination and compensation committee, with external directors, reported as independent director to the Tokyo Stock Exchange, taking more than half of its members and the role of its chairman.

The candidates for Directors are as follows.

Candidate No.	Name		(References)
			Responsibilities at the Company	Attendance to Board of Director’s Meetings
1	Hirofumi Araya	Re-appointment	Representative Director President Executive Officer CEO	15/15 (100%)
2	Masanori Sanada	Re-appointment	Managing Director Executive Officer Administration Div. Manager	15/15 (100%)
3	Toshio Ishimura	Re-appointment	Director Executive Officer Industrial Products Div. Manager	15/15 (100%)

Candidate No.	Name (Date of birth) Sex	Career summary	Number of shares of the Company held
1	Hirofumi Araya (August 20, 1971) Male Re-appointment

April 2002 Joined Daido Kogyo Co., Ltd.

Sep. 2004 Sales Dept. Manager, Sales Div. of Daido Kogyo Co., Ltd.

June 2005 Automotive Technology and Sales Dept., Automotive Div.

June 2007 Executive Officer of Daido Kogyo Co., Ltd.

April 2008 Representative Director & President of Daido Sittipol Co., Ltd.

April 2010 Representative Director & President of D.I.D Asia Co., Ltd.

Sep. 2010 Representative Director & President of Daido India pvt. Ltd.

June 2011 Director and Technical Development Div.

Manager of Daido Kogyo Co., Ltd.

June 2013 Managing Director

In charge of Motorcycle / Automotive Div.

Director & Vice Chairman of Daido Sittipol Co., Ltd

June 2015 Representative Director & Vice President of Daido Kogyo Co., Ltd.

In charge of Research & Development Div. of Daido Kogyo Co., Ltd.

Director & Chairman of Daido Sittipol Co., Ltd. (to date)

June 2017 In charge of Business Strategy Div. and, Research & Development Div. of Daido Kogyo Co., Ltd.

June 2019 Representative Director & President of Daido Kogyo Co., Ltd. (to date)

In charge of Internal Control Audit Office

June 2021 Marketing Strategy Office Manager of Daido Kogyo Co., Ltd

June 2024 Executive Director of Daido Kogyo Co., Ltd. (to date)

CEO of Daido Kogyo Co., Ltd. (to date)

17,304 shares
(Important concurrent position) Director & Chairman of Daido Sittipol Co. Ltd

The reasons why the Company elects him as a candidate for Director:

Mr. Hirofumi Araya has assumed various important posts including President and Representative Director of the Company's overseas subsidiaries in Asia, which is an important area for the Group. He has been engaging in the planning of business strategies in the Business Strategy Division, as well as actively leading the Development Division, toward development of growth markets/ growth areas and expansion of business areas/ technology areas of the Company. Thus, he has a great deal of work experience in the Company and the Group and knowledge on global business operations, etc., so we determined that he is continuously appropriate as a candidate for a director.

Candidate No.	Name (Date of birth) Sex	Career summary	Number of shares of the Company held
2	Masanori Sanada (January 7, 1962) Male Re-appointment

April 1984 Joined Daido Kogyo Co., Ltd.

June 2005 Administration Dept. Manager, Administration Div. of Daido Kogyo Co., Ltd.

June 2007 Corporate Planning Office Manager of Daido Kogyo Co., Ltd.

June 2013 Executive Officer of Daido Kogyo Co., Ltd.

Administration Div. Manager of Daido Kogyo Co., Ltd.

June 2015 Representative Director & President of Daido Sittipol Co., Ltd.

June 2019 Senior Executive Officer of Daido Kogyo Co., Ltd.

Administration Div. Manager of Daido Kogyo Co., Ltd.

June 2020 Director, Daido Kogyo Co., Ltd. (to date)

June 2021 Business Administration Div. Manager of Daido Kogyo Co., Ltd.

June 2022 Administration Division Manager (to date)

June 2024 Managing Director of Daido Kogyo Co., Ltd. (to date)

Executive Director of Daido Kogyo Co., Ltd. (to date)

6,973 shares

The reasons why the Company elects him as a candidate for Director:

Mr. Sanada has profound knowledge on finance and accounting based on his long-term experience of leading the administration and management planning departments. He also served the representative director of overseas subsidiaries and has extensive experiences and achieved results in management of the Company's Group. He currently serves, as Director, the Administration Division Manager, and we have determined that his experiences and results will be useful for management of the Company and decided that he is continuously appropriate as a candidate for director.

3	Toshio Ishimura (October 15, 1961) Male Re-appointment

April 1984 Joined Daido Kogyo Co., Ltd.

Dec. 2004 AS Business Dept. Manager of Daido Kogyo Co., Ltd.

June 2005 Manager, Corporate Planning Office of Daido Kogyo Co., Ltd.

Manager, Industrial Machinery Sales Dept. of D.I.D

June 2009 Industrial Machinery Sales Dept. Manager of D.I.D Co., Ltd.

June 2011 Director of D.I.D Co., Ltd.

June 2017 Executive Officer of Daido Kogyo Co., Ltd.

Industrial Products Div. Manager of Daido Kogyo Co., Ltd.

June 2019 Senior Executive Officer of Daido Kogyo Co., Ltd.

June 2020 Director, Daido Kogyo Co., Ltd. (to date)

June 2022 M&S Division Manager of Daido Kogyo Co., Ltd. (to date)

June 2024 Executive Director of Daido Kogyo Co., Ltd. (to date)

Industrial Products Div. Manager of Daido Kogyo Co., Ltd. (to date)

4,649 shares

The reasons why the Company elects him as a candidate for Director:

Mr. Ishimura has a great deal of business experience and knowledge based on his long term experience of leading the industrial machinery business as well as excellent capability and knowledge on corporate management through the experience of serving as a director of a domestic subsidiary, etc. He currently serves, as Director, Industrial Products Div. Manager, and we have determined that his experiences and results will be useful for management of the Company and decided that he is continuously appropriate as a candidate for director.

(Notes)	1. A director candidate Mr. Hirofumi Araya serves concurrently as Chairman and Director of Daido Sittipol Co., Ltd., which engages in the business falling under the same category as the Company's and has business (chains and other products) with the Company. Additionally, the Company provides a guarantee for its loan of the funds.
2.	There are no special interests between the other director candidates and the Company.
3.	D.I.D Co., Ltd. was a consolidated subsidiary of the Company but merged into the Company as of April 1, 2018.
4.	The Company has entered into a liability insurance contract with an insurance company as stipulated in Paragraph 1, Article 430-3, of the Companies Act. The summary of the contents of this insurance contract is described in "2.(3) Status of Company Officers" of the Business Report. When the election of the candidates for director is approved, they will continue to be covered as an insured person under the relevant insurance contract.

[Reference] Skill matrix of the Board of Directors after the General Meeting of Shareholders

(Note) The skill matrix of the Board of Directors will be as follows if the candidates listed in this Notice of Convocation are elected as proposed.

	Name		Corporate management Business strategy	Marketing and sales	Technology, IT, R&D	Finance	Legal affairs and risk management	Personnel and labor affairs and human-resource development	Global experience	ESG, sustainability
Director	Hirofumi Araya		●	●	●	●	●		●	●
	Masanori Sanada		●			●	●	●	●	●
	Toshio Ishimura			●	●
Audit and Supervisory Committee Member	Kiyohiro Kajiya				●		●			●
	Seiji Sakashita	Outside (Independent)				●	●			●
	Shoji Takechi	Outside (Independent)			●
	Miho Yamamoto	Outside (Independent)	●					●	●	●
	Jun Akimoto	Outside (Independent)	●			●	●	●	●

Proposal No. 3: Approval of Share Exchange Agreement Between the Company and Tsubakimoto Chain

The Company and Tsubakimoto Chain Co. (“Tsubakimoto Chain”; together with the Company, the “Companies”) resolved at their respective Board of Directors’ meetings on May 14, 2025 to integrate business between the Companies and to conduct a share exchange (the “Share Exchange”) through which Tsubakimoto Chain will become a wholly-owning parent company resulting from the share exchange and the Company will become a wholly-owned subsidiary company resulting from the share exchange, and have executed a business integration agreement (the “Business Integration Agreement”) and a share exchange agreement (the “Share Exchange Agreement”) between the Companies on May 14, 2025.

Accordingly, in this proposal, the Company requests the approval of the Share Exchange Agreement.

Subject to approvals by the relevant authorities under applicable competition laws in Japan and Thailand, the Share Exchange will be conducted, in the case of Tsubakimoto Chain, by way of a simplified share exchange that does not require approval by a resolution of its general shareholders’ meeting, as prescribed in Article 796, Paragraph 2 of the Companies Act, and in the case of the Company, with the Share Exchange being approved by a resolution at this general shareholders’ meeting. The effective date of the Share Exchange is scheduled to be January 1, 2026.

Prior to the effective date of the Share Exchange, the Company plans to delist its shares of common stock (the “Company Shares”) from the Standard Market of the Tokyo Stock Exchange, Inc. (“TSE”) on December 29, 2025 (with a final trading date of December 26, 2025).

The reasons for conducting the Share Exchange and the outline and other details of the Share Exchange are as follows.

1.	Reasons for Conducting the Share Exchange

The Tsubaki Group (meaning the corporate group consisting of Tsubakimoto Chain, and 78 subsidiaries and eight affiliates of Tsubakimoto Chain (as of March 31, 2025); the same applies hereafter) is developing its business with a focus on four main businesses, namely Chain Operations, which is its original business, along with Motion Control Operations, Mobility Operations, and Materials Handling Operations, and has been actively pursuing alliances with other companies. Tsubakimoto Chain has acquired and consolidated as its subsidiaries the following companies: in 2006, Yamakyu Chain Co., which manufactures and sells plastic chains; in 2010, KABELSCHLEPP GmbH, which manufactures and sells cable and hose support and guiding devices; in 2012, the Mayfran Holdings Group, which manufactures and sells metal chip conveying and coolant treatment devices; and in 2018, Central Conveyor Company, LLC, which manufactures and sells material handling systems. Tsubakimoto Chain has achieved its business growth both by expanding its own business and by leveraging synergies through integration with such other companies.

Meanwhile, the Company Group (meaning the corporate group consisting of the Company, and 20 subsidiaries and six affiliates of the Company (as of March 31, 2025); the same applies hereinafter) originated from Araya Shokai founded in 1903, and was established as Kokueki Chain Co., Ltd. in 1933 and later renamed to its current name, Daido Kogyo Co., Ltd., in 1938. Currently, the Company is primarily engaged in the motorcycle parts business, as well as the automotive parts business, the industrial machinery business, and the manufacture and sale of products such as assistive devices, as well as the provision of related services. In addition, the Company Group has established itself as the leading manufacturer and seller of chains for motorcycles in Japan by continuing, up to the present, to provide valuable products that meet the ever-changing needs of society.

In recent years, the domestic chain industry has been undergoing restructuring in response to changes in the market environment, such as an increase in foreign capital inflows. In addition, chain manufacturers from China and South Korea are aggressively entering the Japanese market, mainly through promotions at major domestic exhibitions, and there are some cases where customers of the Companies are considering entering into transactions with such chain manufacturers from China and South Korea as suppliers. Furthermore, restructuring and mergers among chain manufacturers in the United States and Europe are progressing actively, and the Companies anticipate that global competition will intensify only further. Moreover, the Companies are expected to respond to market demands for achieving a decarbonized society, such as reducing greenhouse gas emissions; thus, the business environment is also undergoing major changes.

Under these circumstances, Tsubakimoto Chain repeatedly conducted internal examinations with the belief that aiming to combine the comprehensive strengths of the Companies and strengthen their competitiveness in the global market by a business integration with the Company will lead to protecting Japanese industry, ultimately contributing to the development of global industry. As a result of Tsubakimoto Chain’s examinations, it was concluded that executing a share exchange, with Tsubakimoto Chain becoming a wholly-owning parent company resulting from the share exchange and the Company becoming a wholly-owned subsidiary company resulting from the share exchange, would enable the Companies to integrate their management resources, create an efficient operating structure, improve the profitability of the entire group, and strengthen management. Tsubakimoto Chain has determined that the Companies share many commonalities in their medium-to-long-term management visions, and that the integration of their management resources will enhance the feasibility of achieving their goals in the areas of reducing environmental impact and developing innovative products aimed at achieving carbon neutrality. In addition, after comprehensively considering the structure of the business integration with the Company from multiple perspectives, including the impact on the interests of shareholders of Tsubakimoto Chain and shareholders of the Company, Tsubakimoto Chain concluded that the best course of action for enhancing the corporate value of the Companies is for Tsubakimoto Chain to make the Company a wholly-owned subsidiary company of Tsubakimoto Chain through a share exchange, thereby achieving an optimal organizational structure, expanding business opportunities through information consolidation, streamlining duplicate operations across locations, and implementing optimal financial strategies. Accordingly, on December 13, 2024, Tsubakimoto Chain made a proposal to the Company for a business integration plan based on the Share Exchange.

Upon receiving the above proposal from Tsubakimoto Chain, the Company began concrete discussions regarding the Share Exchange. In commencing these concrete discussions of the Share Exchange, on December 20, 2024, the Company established a special committee (the “Special Committee”) composed of independent members who have no interests in Tsubakimoto Chain, and put in place a system for having concrete discussions including the appointment of external experts, for the purpose of eliminating any arbitrariness or possible conflicts of interest in the decision-making process of the Company’s Board of Directors regarding the Share Exchange and thereby ensuring its fairness by considering the Share Exchange from a viewpoint independent from those of the Company and Tsubakimoto Chain, and also for the purpose of obtaining opinions on whether the decision of the Company’s Board of Directors to proceed with the Share Exchange would be disadvantageous to minority shareholders. Under this system, careful consideration of the proposal from Tsubakimoto Chain led the Company to recognize that the Share Exchange would contribute to the enhancement of its corporate value, based on the belief that the Share Exchange would lead to the creation of new business opportunities by enabling the Companies’ groups to leverage each other’s management resources, including human resources, assets, technologies, and know-how, and to achieve optimal financial strategies for the Companies’ groups as a whole, thereby making it possible for the Companies to flexibly implement their management strategies from a medium- to long-term perspective.

It is expected that the following synergies and advantages will be produced from business integration via the Share Exchange for the Companies:

(1)	Expansion of overseas business

While Tsubakimoto Chain manufactures general industrial chains in North America, Europe, China, and Taiwan, it is proceeding with full-scale entry into the Global South market, represented by India, South America, and Africa, where future market expansion is expected. As the Company already has manufacturing bases in the Global South market, Tsubakimoto Chain believes that it will be able to further expand its business with the Company in this market. In addition, by utilizing Tsubakimoto Chain’s strong business base in North America and Europe, the Company will also be able to leverage the Companies’ strengths to expand its overseas operations, including the expansion of sales channels for its products. Furthermore, the Companies believe that joint expansion by the Companies in regions such as Africa and the Middle East, where market development and expansion are expected in the future, will enable further global expansion.

(2)	Cross-selling in existing businesses

It is believed that cross-selling that leverages the strengths of the Companies will be possible, which would entail: the utilization of the Tsubaki Group’s distribution channels to expand sales of developed products, including the Company’s motorcycle products and general-purpose seal chains; the sale of Tsubakimoto Chain’s general industrial products, such as top chains and motion control products, through the Company’s sales channels; and collaborations involving Tsubakimoto Chain’s conveyor system technology for the food and beverage industry and the Company’s vacuum conveyor technology.

(3)	New businesses and joint development

Tsubakimoto Chain certifies products that contribute to the solution of social issues as “sustainable products,” and is actively enhancing the development and sale of such products. Specifically, such products include “eco-products” that contribute to the environment, such as wood chips and fuel conveyors for biomass power generation, V2X-compatible charging and discharging devices, and electric-assist three-wheeled bicycles, as well as “social products” that contribute to society, such as automatic sorting devices, unmanned transport vehicles, and arc chain actuators. the Company also focuses on the development of “sustainability contribution products” such as electric motorcycles and micro hydroelectric power generators. The Company also aims to further expand its existing assistive device-related business. The Company will be able to achieve the joint development of these sustainable products in cooperation with Tsubakimoto Chain through the Share Exchange.

In terms of technology, the Companies anticipate that combining their chain-related products, production, and manufacturing technologies will make it possible to create new products and further enhance their position in the global chain market. The Companies also believe that they will be able to work together to address issues such as reducing carbon dioxide emissions and utilizing waste heat in the manufacturing stage.

In addition to the business synergies that the Share Exchange will produce, it is anticipated that following the Share Exchange, the minority shareholders of the Company will be able to benefit economically from the increased corporate value resulting from the synergies between the Company Group and the Tsubaki Group, as shareholders of Tsubakimoto Chain which includes the Company group companies. Moreover, given the increasing burdens of supporting and bearing the costs of the development of the necessary organizational structure for a listed company, it is expected that this will also lead to a reduction in the workload and costs associated with maintaining the Company’s listing.

Although the Company will be delisted as a result of the Share Exchange and lose the benefits generally obtained from being listed, such as the diversification of financing options through equity financing, the improvement of creditworthiness and the positive effects on recruiting activities, and the improvement of financial reliability through accounting audits, as a member of Tsubaki Group, the Company will be able to raise funds by utilizing the Tsubaki Group’s group financing, and therefore, there will be virtually no disadvantages to fundraising resulting from the loss of equity financing options. In addition, since Tsubakimoto Chain, which is listed on the TSE Prime Market, will become the wholly-owning parent company of the Company, the risk of a decline in social credibility due to the delisting of the Company is considered to be low, and the negative impact on recruitment and other areas is also expected to be minimal. Moreover, even after becoming a wholly-owned subsidiary company of Tsubakimoto Chain, the Company will remain subject to consolidated financial audits for Tsubaki Group, thereby making it possible to maintain financial reliability. Therefore, the disadvantages associated with delisting are highly limited, and the benefits associated with the Share Exchange are believed to far outweigh the disadvantages. Furthermore, Tsubakimoto Chain intends to retain, in principle, the employment of employees of the Company and its subsidiaries, and make efforts to ensure that the terms of employment of such employees are not substantially less advantageous than the existing employment terms as a member of the Tsubaki Group, after the Share Exchange, and believes that the motivation of the employees of the Company and its subsidiaries will be further increased because they will be able to engage in business as members of the Tsubaki Group, which is listed on the TSE Prime Market, and will also be able to engage in a wider range of business activities than before.

After careful discussion between the Companies based on the above points, the Companies agreed that the Company’s becoming a wholly-owned subsidiary company of Tsubakimoto Chain through the Share Exchange would contribute to the enhancement of the corporate value of the Companies, and after consideration and discussion of various terms and conditions, including the Share Exchange Ratio (as defined in “(Note 1) Share allotment ratio” in “(I) Allotments in connection with the Share Exchange” in “(1) Matters concerning the appropriateness of the total number of exchange consideration” in Section 3. “Matters Concerning the Appropriateness of Exchange Consideration” below), the Companies reached an agreement. Then on May 14, 2025, the Boards of Directors of the Companies resolved to implement the Share Exchange for the purpose of making the Company a wholly-owned subsidiary company of Tsubakimoto Chain, and executed the Business Integration Agreement and the Share Exchange Agreement.

2.	Outline of the Terms of the Share Exchange Agreement

The terms of the Share Exchange Agreement executed as of May 14, 2025 between the Company and Tsubakimoto Chain are as follows.

Share Exchange Agreement

Tsubakimoto Chain Co. (“Tsubakimoto Chain”) and Daido Kogyo Co., Ltd. (“Daido Kogyo”) hereby enter into this Share Exchange Agreement (this “Agreement”) as of May 14, 2025 as follows.

Article 1 (Share Exchange)

In accordance with the provisions of this Agreement, Tsubakimoto Chain and Daido Kogyo shall execute a share exchange (the “Share Exchange”) through which Tsubakimoto Chain will become a wholly-owning parent company resulting from the share exchange and Daido Kogyo will become a wholly-owned subsidiary company resulting from the share exchange, and Tsubakimoto Chain shall acquire all the issued shares of Daido Kogyo (excluding the shares of Daido Kogyo held by Tsubakimoto Chain; the same applies hereinafter) via the Share Exchange.

Article 2 (Trade Name and Address)

The trade names and addresses of Tsubakimoto Chain and Daido Kogyo are as follows.

(1)     Tsubakimoto Chain (a wholly-owning parent company resulting from the share exchange)

Trade name: Tsubakimoto Chain Co.

Address: 3-3 Nakanoshima 3-chome, Kita-ku, Osaka-shi, Osaka

(2)	Daido Kogyo (a wholly-owned subsidiary company resulting from the share exchange)

Trade name: Daido Kogyo Co., Ltd.

Address: i-197 Kumasakamachi, Kaga-shi, Ishikawa

Article 3 (Shares to be Delivered upon the Share Exchange and Allotment Thereof)

1.	Upon the Share Exchange, Tsubakimoto Chain shall deliver to shareholders of Daido Kogyo (excluding Tsubakimoto Chain; the “Shareholders Subject to Allotment”) at the time immediately prior to Tsubakimoto Chain’s acquisition via the Share Exchange of all the issued shares of Daido Kogyo (the “Record Time”) the number of shares of common stock of Tsubakimoto Chain calculated by multiplying the total number of the shares of Daido Kogyo held by the shareholders by 0.65, in exchange for the shares of Daido Kogyo held by them.
2.	Upon the Share Exchange, Tsubakimoto Chain shall allot to the Shareholders Subject to Allotment 0.65 shares of common stock of Tsubakimoto Chain per share of Daido Kogyo held by them.
3.	If the number of shares of common stock of Tsubakimoto Chain to be allotted to the Shareholders Subject to Allotment in accordance with the provisions of the preceding two paragraphs includes a fraction of less than one share, Tsubakimoto Chain shall handle such fraction in accordance with the provisions of Article 234 of the Companies Act and other relevant laws and regulations.

Article 4 (Matters Concerning Capital and Reserves of Tsubakimoto Chain)

The amount of capital, capital reserves and retained earnings reserves of Tsubakimoto Chain to be increased by the Share Exchange shall be the amount separately determined by Tsubakimoto Chain in accordance with the provisions of Article 39 of the Regulations on Corporate Accounting.

Article 5 (Effective Date of Share Exchange)

The effective date of the Share Exchange (the “Effective Date”) shall be January 1, 2026; provided, however, that the Effective Date may be changed by mutual consultation and agreement between Tsubakimoto Chain and Daido Kogyo if necessary due to the progress of the procedures for the Share Exchange or for other reasons.

Article 6 (Approval of this Agreement)

1.	Pursuant to the provisions of the main text of Article 796, Paragraph 2 of the Companies Act, Tsubakimoto Chain shall execute the Share Exchange without obtaining approval of this Agreement by a resolution of the general shareholders’ meeting as prescribed in Article 795, Paragraph 1 of the Companies Act; provided, however, that if approval of this Agreement by a resolution of the general shareholders’ meeting becomes necessary under Article 796, Paragraph 3 of the Companies Act, Tsubakimoto Chain shall seek approval of this Agreement by a resolution of the general shareholders’ meeting by the day immediately prior to the Effective Date.
2.	Daido Kogyo shall seek approval of this Agreement by a resolution of the general shareholders’ meeting as prescribed in Article 783, Paragraph 1 of the Companies Act by the day immediately prior to the Effective Date.

Article 7 (Dividends of Surplus Profits, Etc.)

1.	Tsubakimoto Chain may pay a dividend of surplus profits of up to 50 yen per share of Tsubakimoto Chain to the shareholders or registered pledgees of shares listed or recorded in the shareholder register as of the close of business on March 31, 2025, and a dividend of surplus profits of up to 50 yen per share of Tsubakimoto Chain to the shareholders or registered pledgees of shares listed or recorded in the shareholder register as of the close of business on September 30, 2025.
2.	Daido Kogyo may pay a dividend of surplus profits of up to 25 yen per share of Daido Kogyo to the shareholders or registered pledgees of shares listed or recorded in the shareholder register as of the close of business on March 31, 2025.
3.	Except as set forth in the preceding two paragraphs, Tsubakimoto Chain and Daido Kogyo shall not, without the prior written consent of the other party, pay any dividend of surplus profits for which the record date falls within the period from the execution date of this Agreement to the Effective Date, and shall not acquire any treasury shares for which the acquisition date falls within the period from the execution date of this Agreement to the Effective Date (excluding the acquisition of treasury shares described in the press release entitled “Notice Regarding Decision on Matters Relating to the Acquisition of Treasury Shares (Acquisition of Treasury Shares under the Articles of Incorporation pursuant to Article 165, Paragraph 2 of the Companies Act)” disclosed by Tsubakimoto Chain on May 14, 2025 and cases where acquisition of treasury shares is required in response to the exercise of shareholder rights under applicable laws and regulations).

Article 8 (Cancellation of Treasury Shares)

Daido Kogyo shall cancel, immediately prior to the Record Time, all of the treasury shares in its possession as of the point in time immediately prior to the Record Time (including own shares acquired by Daido Kogyo in response to a share purchase demand by a dissenting shareholder as prescribed in Article 785, Paragraph 1 of the Companies Act that may be made in relation to the Share Exchange), by a resolution at the meeting of its Board of Directors held before the day immediately prior to the Effective Date.

Article 9 (Business Operation and Property Management)

From the execution date of this Agreement until the Effective Date, each of Tsubakimoto Chain and Daido Kogyo shall, within the scope of its ordinary business, conduct its business and manage and operate its properties with the care of a good manager, so as to enhance its corporate value, and shall cause itself and each of its subsidiaries to conduct its business and manage and operate its properties with the care of a good manager, so as to enhance its corporate value, and shall not take any action or cause its subsidiaries and affiliates to take any action that damages the corporate value of itself and its subsidiaries and affiliates (except for those actions contemplated in this Agreement).

Article 10 (Amendment and Termination of this Agreement)

If, during the period between the execution date of this Agreement and the Effective Date, any material change occurs or becomes apparent in the financial conditions or business conditions of Tsubakimoto Chain or Daido Kogyo, or any event that would materially hinder the implementation of the Share Exchange occurs or becomes apparent, or it becomes difficult to achieve the purpose of this Agreement due to any other reasons, Tsubakimoto Chain and Daido Kogyo may amend or terminate this Agreement upon mutual consultation and agreement.

Article 11 (Effect of this Agreement)

This Agreement shall cease to be effective if any of the following events occurs by the date immediately prior to the Effective Date: (i) this Agreement is not approved at the general shareholders’ meeting of Tsubakimoto Chain (provided that this Agreement requires approval by the general shareholders’ meeting of Tsubakimoto Chain pursuant to the provisions of Article 796, Paragraph 3 of the Companies Act), (ii) this Agreement is not approved at the general shareholders’ meeting of Daido Kogyo; (iii) any approval by the relevant government agencies or other authorities that is required for the implementation of the Share Exchange under Japanese or foreign laws and regulations is not obtained (including the cases where the waiting period for the notification submitted by Tsubakimoto Chain or Daido Kogyo with respect to the Share Exchange pursuant to the Act on Prohibition of Private Monopolization and Maintenance of Fair Trade (Act No. 54 of 1947) has not expired by the day immediately prior to the Effective Date or where measures or procedures to prevent the Share Exchange, such as cease and desist order by the Japan Fair Trade Commission, are taken); or (iv) this Agreement is terminated pursuant to the preceding Article.

Article 12 (Governing Law and Jurisdiction)

1.	This Agreement shall be governed by and construed in accordance with the laws of Japan.
2.	The Osaka District Court shall have the exclusive jurisdiction in the first instance over any dispute between Tsubakimoto Chain and Daido Kogyo in connection with this Agreement.

Article 13 (Consultation)

If any matter is not provided for in this Agreement, or if any doubt arises regarding its terms, Tsubakimoto Chain and Daido Kogyo shall consult in good faith to resolve such matter or doubt.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by placing their signatures and seals thereon, and each party shall retain one copy thereof.

May 14, 2025

Tsubakimoto Chain： 3-3 Nakanoshima 3-chome, Kita-ku, Osaka-shi, Osaka

Tsubakimoto Chain Co.

Takatoshi Kimura, President and Representative Director

Daido Kogyo：            i-197 Kumasakamachi, Kaga-shi, Ishikawa

Daido Kogyo Co., Ltd.

Hirofumi Araya, President and Representative Director

3.	Matters Concerning the Appropriateness of Exchange Consideration

(1)	Matters concerning the appropriateness of the total number of exchange consideration
(I)	Allotments in connection with the Share Exchange
	Tsubakimoto Chain (a wholly-owning parent company resulting from the share exchange)	The Company (a wholly-owned subsidiary company resulting from the share exchange)
Allotment Ratio in Connection with the Share Exchange	1	0.65
Number of Shares to be Delivered in the Share Exchange	6,558,107 shares of common stock of Tsubakimoto Chain (scheduled)
(Note 1)	Share allotment ratio

Tsubakimoto Chain will allot and deliver 0.65 shares of common stock of Tsubakimoto Chain (the “Tsubakimoto Chain Shares”) per Company Share. However, no Company Shares held by Tsubakimoto Chain at the Record Time (as defined below) will be allocated. The allotment ratio for the Share Exchange written above (the “Share Exchange Ratio”) may be changed upon discussions and agreement between the Company if there are significant changes to the terms and conditions on which the calculation is based.

(Note 2)	Number of the Tsubakimoto Chain Shares to be delivered in the Share Exchange

Upon the Share Exchange, Tsubakimoto Chain will deliver, to the shareholders of the Company (meaning shareholders after the cancellation of treasury shares as described below, and excluding Tsubakimoto Chain) at the time immediately prior to its acquisition via the Share Exchange of all the issued shares of the Company (excluding the shares of the Company held by Tsubakimoto Chain) (the “Record Time”), the number of the Tsubakimoto Chain Shares calculated by multiplying the total number of the Company Shares held by the shareholders by 0.65, in exchange for the Company Shares held by them.

All of the shares to be delivered by Tsubakimoto Chain will be allocated from the treasury shares held by Tsubakimoto Chain as of May 14, 2025 and a portion of the own shares that Tsubakimoto Chain will acquire on or after May 14, 2025. For more information on the new acquisition of own shares by Tsubakimoto Chain on or after May 14, 2025, please refer to the “Notice Regarding Decision on Matters Relating to the Acquisition of Treasury Shares (Acquisition of Treasury Shares under the Articles of Incorporation pursuant to Article 165, Paragraph 2 of the Companies Act)” disclosed on May 14, 2025.

The Company plans to cancel, immediately prior to the Record Time, all of the treasury shares in its possession as of the point in time immediately prior to the Record Time (including own shares acquired by the Company in response to a share purchase demand by a dissenting shareholder as prescribed in Article 785, Paragraph 1 of the Companies Act that may be made in relation to the Share Exchange), by a resolution at the meeting of its Board of Directors held before the day immediately prior to the effective date of the Share Exchange.

(Note 3)	Handling of shares less than one unit

Shareholders of the Company who hold shares less than one unit (shares less than 100 shares) of Tsubakimoto Chain as a result of the Share Exchange may participate in either of the following programs with respect to the Tsubakimoto Chain Shares as prescribed in the Articles of Incorporation and the Regulations for Handling of Shares of Tsubakimoto Chain, on or after the effective date of the Share Exchange. Shares less than one unit may not be sold in a financial instruments exchange market.

(I)	Top-up purchase program for shares less than one unit (top-up purchase of less than one unit (100 shares))

Under this program, any holder of shares less than one unit of Tsubakimoto Chain can, in accordance with the provisions of Article 194, Paragraph 1 of the Companies Act and the Articles of Incorporation, and the Regulations for Handling of Shares of Tsubakimoto Chain, demand that Tsubakimoto Chain sell the number of shares of Tsubakimoto Chain that will constitute one unit when combined with the shares less than one unit held by that shareholder, and then purchase those shares from Tsubakimoto Chain.

(II)	Buyback program for shares less than one unit (sale of shares less than one unit (100 shares))

Under this program, any holder of shares less than one unit of Tsubakimoto Chain can demand that Tsubakimoto Chain purchase the shares less than one unit held by that shareholder, in accordance with the provisions of Article 192, Paragraph 1 of the Companies Act.

(Note 4)	Treatment of fractions of less than a single share

If Tsubakimoto Chain delivers fractional shares less than a single Tsubakimoto Chain Share to shareholders of the Company as a result of the Share Exchange, in accordance with the provisions of Article 234 of the Companies Act and other relevant laws and regulations, Tsubakimoto Chain will sell the number of Tsubakimoto Chain Shares equivalent to the total sum of the fractional shares (if the total sum includes a fraction less than one, it is to be rounded off) and deliver the sales proceeds to the relevant shareholders in proportion to the fractional shares attributed to them.

(II)	Basis for allotments in connection with the Share Exchange
(A)	Basis and reason for allotments

In order to ensure fairness and appropriateness in determining the Share Exchange Ratio, the Company and Tsubakimoto Chain individually selected their respective independent third-party valuation agents and various professional advisors. Tsubakimoto Chain appointed Nomura Securities Co., Ltd. (“Nomura Securities”) as its financial advisor and third-party valuation agent and Nishimura & Asahi (“N&A”) as its legal advisor, and the Company appointed SMBC Nikko Securities Inc. (“SMBC Nikko Securities”) as its financial advisor and third-party valuation agent and Anderson Mori & Tomotsune (“AMT”) as its legal advisor, after which they began seriously considering the Share Exchange.

As stated in “(I) Measures to ensure fairness (including measures to avoid conflicts of interest)” in “(3) Considerations to ensure that the interests of shareholders of the wholly-owned subsidiary company resulting from the share exchange are not harmed” below, Tsubakimoto Chain carefully discussed and examined the Share Exchange using the Share Exchange Ratio based on the share exchange ratio valuation report received on May 13, 2025 from its financial advisor and third party valuation agent, Nomura Securities, advice from its legal advisor, N&A, the results of the due diligence conducted by Tsubakimoto Chain on the Company from the middle of February 2025 to late April 2025, and other factors. As a result of such careful discussion and examination, Tsubakimoto Chain has concluded that the Share Exchange Ratio is appropriate and that it serves the interests of its shareholders, and therefore has determined that it is appropriate to proceed with the Share Exchange using the Share Exchange Ratio.

At the same time, as stated in “(I) Measures to ensure fairness (including measures to avoid conflicts of interest)” in “(3) Considerations to ensure that the interests of shareholders of the wholly-owned subsidiary company resulting from the share exchange are not harmed” below, the Company carefully discussed and examined the Share Exchange using the Share Exchange Ratio based on the share exchange ratio valuation report received on May 13, 2025 from its financial advisor and third party valuation agent, SMBC Nikko Securities, advice from its legal advisor, AMT, the results of the due diligence conducted by the Company on Tsubakimoto Chain from the middle of February 2025 to late April 2025, the instructions, advice and the report received on May 13, 2025 from the Special Committee composed solely of independent members having no conflicts of interest with Tsubakimoto Chain (for details, please refer to “(I) Measures to ensure fairness (including measures to avoid conflicts of interest)” below in “(3) Considerations to ensure that the interests of shareholders of the wholly-owned subsidiary company resulting from the share exchange are not harmed”), and other factors. As a result of such careful discussion and examination, the Company has concluded that the Share Exchange Ratio is appropriate and that it serves the interests of its shareholders, and therefore has determined that it is appropriate to proceed with the Share Exchange using the Share Exchange Ratio.

As stated above, the Company and Tsubakimoto Chain carefully examined the Share Exchange Ratio based on the results of due diligence conducted by the Company and Tsubakimoto Chain on each other while referring to the calculation results of the share exchange ratio obtained from their financial advisors and third-party valuation agents, and were engaged in extensive negotiations and discussions upon comprehensive consideration of factors such as the financial condition, status of assets, and future outlooks of the Companies. As a result of these repeated negotiations and discussions, the Company and Tsubakimoto Chain have concluded that the Share Exchange Ratio is appropriate and serves the interests of their respective shareholders. Based on this conclusion, the Companies have determined that the implementation of the Share Exchange using the Share Exchange Ratio is appropriate.

The Share Exchange Ratio may be changed upon consultation and agreement between the Companies if there are significant changes to the terms and conditions on which the calculation is based, in accordance with the Share Exchange Agreement.

(B)	Matters relating to the calculation
(i)	Names of the valuation agents and relationships with Tsubakimoto Chain and the Company

Nomura Securities, which is the third-party valuation agent of Tsubakimoto Chain, and SMBC Nikko Securities, which is the third-party valuation agent of the Company, are both independent calculation agents, and neither of them is a related party of the Company or Tsubakimoto Chain nor has a material interest that must be stated in relation to the Share Exchange.

In addition, SMBC Nikko Securities is a member of the Sumitomo Mitsui Financial Group, Inc. along with Sumitomo Mitsui Banking Corporation (“Sumitomo Mitsui Bank”). Sumitomo Mitsui Bank engages in lending and other transactions as part of normal banking transactions with the Companies. However, Sumitomo Mitsui Bank does not have any material conflicts of interest with either of the Companies as regards the Share Exchange. According to SMBC Nikko Securities, it has taken appropriate measures to prevent adverse effects, such as information barriers between the departments responsible for financial advisory services and the valuation of the shares of the Companies and other departments within SMBC Nikko Securities. In addition, it has established an appropriate conflict of interest management system, including information barriers between SMBC Nikko Securities and Sumitomo Mitsui Bank. Therefore, since there are no conceivable issues from the perspective of fairness regarding the Company’s request to SMBC Nikko Securities for the valuation of the shares of the Companies, the Company has selected SMBC Nikko Securities as its third-party valuation agent that is independent from the Companies.

(ii)	Outline of calculation
(a)	Calculation by Nomura Securities

Nomura Securities used (a) the market price analysis because Tsubakimoto Chain is listed on the TSE Prime Market and its shares are quoted, (b) the comparable company analysis because there are comparable listed companies and it is possible to infer share value by comparing similar companies, and (c) the discounted cash flow (“DCF”) analysis in order to reflect the status of future business activities in the valuation.

Under the market price analysis, Nomura Securities adopted, with May 13, 2025 as the calculation base date, the simple average of the closing prices on the calculation base date and the closing prices for the most recent five business days, one month, three months, and six months prior to the calculation base date, as quoted on the TSE.

Under the DCF analysis, Nomura Securities calculated the future cash flows based on the financial forecasts prepared by Tsubakimoto Chain for the fiscal years ending March 31, 2025 through March 31, 2030, by discounting such cash flows to their present value at a certain discount rate. In the financial forecasts of Tsubakimoto Chain serving as the basis for calculations using the DCF analysis by Nomura Securities, there are no fiscal years in which significant increases or decreases in profits are anticipated. In addition, these financial forecasts are not based on the assumption that the Share Exchange will be conducted.

Nomura Securities used (a) the market price analysis because the Company is listed on the TSE Standard Market and its shares are quoted, (b) the comparable company analysis because there are comparable listed companies and it is possible to infer the share value by comparing similar companies, and (c) the DCF analysis in order to reflect the status of future business activities in the valuation.

Under the market price analysis, Nomura Securities adopted, with May 13, 2025 as the calculation base date, the simple average of the closing prices on the calculation base date and the closing prices for the most recent five business days, one month, three months, and six months prior to the calculation base date, as quoted on the TSE.

Under the DCF analysis, Nomura Securities calculated the future cash flows based on the financial forecasts that were provided to Nomura Securities after being received from the Company and being confirmed by Tsubakimoto Chain for the fiscal years ending March 31, 2025 through March 31, 2029, by discounting such cash flows to their present value at a certain discount rate. In the financial forecasts of the Company serving as the basis for calculations using the DCF analysis by Nomura Securities, there are fiscal years in which significant increases or decreases in profits are anticipated. Specifically, regarding operating profits for the fiscal years ending March 31, 2025 through March 31, 2029, a significant increase in profits compared to the previous fiscal year is expected due to improvement of contribution margin ratios as a result of stronger sales of high-value-added products in the motorcycle and industrial machinery businesses. These financial forecasts are not made based on the assumption that the Share Exchange will be conducted.

The valuation ranges of the Company using each of the above valuation methods where the share value per share of Tsubakimoto Chain is one are as follows:

Method Used	Calculation Range for the Share Exchange Ratio
Market price analysis	0.42 - 0.47
Comparable company analysis	0.09 - 1.15
DCF analysis	0.24 - 0.88

Nomura Securities calculated the share exchange ratio assuming that all publicly available information and all information provided to it were accurate and complete, and did not independently verify the accuracy or completeness of such information. In addition, Nomura Securities has not independently valued, appraised, or assessed, nor has it requested a third-party institution to appraise or assess, any relevant assets or liabilities (including derivative financial instruments, off-balance sheet assets and liabilities, and other contingent liabilities) of the Companies and their affiliates, including as pertains to analyses or assessments of any individual assets or liabilities. Moreover, Nomura Securities assumed that the financial forecasts and other forward-looking information for Tsubakimoto Chain have been reasonably examined and prepared based on the best forecasts and judgments obtained from Tsubakimoto Chain’s management at the time. The calculation of the share exchange ratio by Nomura Securities reflects information obtained by Nomura Securities and economic conditions as of May 13, 2025. Calculation by Nomura Securities is intended solely as a reference for the Board of Directors of Tsubakimoto Chain in considering the Share Exchange Ratio.

(b)	Calculation by SMBC Nikko Securities

In making its calculation, SMBC Nikko Securities used (a) the market price analysis because the Company and Tsubakimoto Chain are listed on the TSE Prime Market and on the TSE Standard Market, respectively, and their shares are quoted (taking May 13, 2025 as the calculation base date, SMBC Nikko Securities based its analysis on the simple average of closing prices on the TSE Prime Market and the TSE Standard Market for the most recent one-month period from April 14, 2025 to the calculation base date, for the most recent three-month period from February 14, 2025 to the calculation base date, and for the most recent six-month period from November 14, 2024 to the calculation base date), (b) the comparable listed company analysis because there are listed companies comparable to both the Company and Tsubakimoto Chain and it is possible to infer the share values of the Company and Tsubakimoto Chain using the comparable listed company analysis, and (c) the DCF analysis in order to reflect the status of future business activities of the Companies in the valuation.

The valuation ranges for Company Shares per Tsubakimoto Chain Share calculated using each of the above valuation methods are as follows:

Method Used	Calculation Range for the Share Exchange Ratio
Market price analysis	0.42 - 0.47
Comparable listed company analysis	0.14 - 0.72
DCF analysis	0.57 - 1.37

SMBC Nikko Securities calculated the share exchange ratio assuming that all publicly available information and all information provided to it were accurate and complete, and did not independently verify the accuracy or completeness of such information. In addition, SMBC Nikko Securities has relied on information, judgments or forecasts provided or disclosed by the Companies and has not independently valued, appraised, or assessed, nor has it requested a third-party institution to appraise or assess, any relevant assets or liabilities (including derivative transactions, off-balance sheet assets and liabilities, and other contingent liabilities) of the Companies and their affiliates, including as pertains to analyses or assessments of any individual assets or liabilities. Moreover, SMBC Nikko Securities assumed that the financial forecasts (including profit plans and other information) for the Companies have been reasonably examined and prepared based on the best forecasts and judgments obtained from the managements of both of the Companies at the time. Furthermore, the financial forecasts for Tsubakimoto Chain used by SMBC Nikko Securities as the basis for its DCF analysis do not include fiscal years in which significant increases or decreases in profits are expected. The financial forecasts for the Company include fiscal years in which significant increases or decreases in profits are expected. Specifically, regarding operating profits for the fiscal years ending March 31, 2025 through March 31, 2028, a significant increase in profits compared to the previous fiscal year is expected due to improvement of contribution margin ratios as a result of stronger sales of high-value-added products in the motorcycle and industrial machinery businesses. These financial forecasts are not based on the assumption that the Share Exchange will be conducted.

(2)	Reasons for selecting Tsubakimoto Chain Shares as exchange consideration

The Company and Tsubakimoto Chain selected Tsubakimoto Chain Shares, shares of the wholly-owning parent company resulting from the share exchange, as consideration for the Share Exchange. Since Tsubakimoto Chain is listed on the TSE Prime Market, trading opportunities will be available on such market even after the effective date of the Share Exchange, and the Company’s shareholders are expected to benefit from the synergies resulting from the Share Exchange. For these reasons, the Company believes that this selection is appropriate.

In this regard, as a result of the Share Exchange, the Company will become a wholly-owned subsidiary company of Tsubakimoto Chain on the effective date of the Share Exchange (January 1, 2026 (scheduled)) and the Company Shares will be delisted on December 29, 2025 (with December 26, 2025 as the final trading date). Following the delisting, it will no longer be possible to trade Company Shares on the TSE Standard Market.

Even after the Company Shares have been delisted, the Tsubakimoto Chain Shares that will be allotted to shareholders of the Company as a result of the Share Exchange will remain listed on the TSE Prime Market, and it will be possible to trade the Tsubakimoto Chain Shares on a financial instruments exchange on and after the effective date of the Share Exchange. Accordingly, Tsubakimoto Chain believes that it can continue to provide liquidity of shares to shareholders of the Company who hold 154 or more Company Shares as of the Record Time and who will receive an allocation of one unit (100 shares) or more of the Tsubakimoto Chain Shares as a result of the Share Exchange.

At the same time, the shareholders of the Company who hold less than 154 Company Shares as of the Record Time will be allotted less than one unit (100 shares) of the Tsubakimoto Chain Shares. Such shares less than one unit cannot be sold on a financial instruments exchange, but those shareholders may demand that Tsubakimoto Chain purchase the shares less than one unit that they hold. Alternatively, a shareholder holding shares less than one unit may demand that Tsubakimoto Chain sell the number of shares of Tsubakimoto Chain that will constitute one unit when combined with the shares less than one unit held by that shareholder, and then purchase those shares from Tsubakimoto Chain. For details, please refer to “(Note 3) Handling of shares less than one unit” in “(I) Allotments in Connection with the Share Exchange” in “(1) Matters concerning the appropriateness of the total number of exchange consideration” above. For details on the handling of fractions of less than a single share resulting from the Share Exchange, please refer to “(Note 4) Handling of fractions of less than a single share” in “(I) Allotments in Connection with the Share Exchange” in “(1) Matters concerning the appropriateness of the total number of exchange consideration” above.

Please note that shareholders of Company Shares may trade their Company Shares on the TSE Standard Market as usual until the final trading date, December 26, 2025 (scheduled), and may exercise any legal rights under the Companies Act and other applicable laws and regulations up to the Record Time.

(3)	Considerations to ensure that the interests of shareholders of the wholly-owned subsidiary company resulting from the share exchange are not harmed
(I)	Measures to ensure fairness (including measures to avoid conflicts of interest)

Upon the Share Exchange, the Company, a listed company, will become a wholly-owned subsidiary company resulting from the share exchange, and therefore the Company and Tsubakimoto Chain have taken the following measures to ensure the fairness of the Share Exchange:

(A)	Obtaining a valuation report from an independent third-party valuation agent

To ensure fairness in calculating the share exchange ratio for the Share Exchange, Tsubakimoto Chain appointed Nomura Securities as its third-party valuation agent independent from both the Company and Tsubakimoto Chain and obtained a share exchange ratio valuation report from Nomura Securities on May 13, 2025, whereas the Company appointed SMBC Nikko Securities as its third-party valuation agent independent from both the Company and Tsubakimoto Chain and obtained a share exchange ratio valuation report from SMBC Nikko Securities on May 13, 2025. For the outlines of those valuation reports, please refer to “(B) Matters relating to the calculation” in “(II) Basis for allotments in connection with the Share Exchange” in “(1) Matters concerning the appropriateness of the total number of exchange consideration” above. Neither of the Companies has obtained from either of those third-party valuation agents a written opinion stating that the Share Exchange Ratio is appropriate for shareholders of Tsubakimoto Chain or the Company from a financial perspective (a so-called fairness opinion).

(B)	Advice from independent law firms

Tsubakimoto Chain appointed N&A as its legal advisor for the Share Exchange in October 2024, and obtained from N&A legal advice concerning various procedures for the Share Exchange and the method and processes of decision-making by its Board of Directors. N&A has no material interests in the Company or in Tsubakimoto Chain.

The Company appointed AMT as its legal advisor for the Share Exchange in December 2024, and obtained from AMT legal advice concerning various procedures for the Share Exchange and the method and processes of decision-making by its Board of Directors. AMT has no material interests in the Company or in Tsubakimoto Chain.

(C)	Establishment of the special committee, which has no interest in the Company and obtaining a written opinion from the special committee

Upon receiving a proposal from Tsubakimoto Chain regarding the Share Exchange on December 13, 2024, the Company began concrete discussions regarding the Share Exchange, and prior to having its Board of Directors deliberate and decide on whether to approve the Share Exchange, on December 20, 2024, it established the Special Committee consisting of four members—Mr. Seiji Sakashita, Mr. Shoji Takechi, Ms. Miho Yamamoto, and Mr. Jun Akimoto, who are outside directors of the Company, have no interest in Tsubakimoto Chain, and have been registered as independent directors with TSE—for the purpose of ensuring that the decision-making process of the Company’s Board of Directors regarding the Share Exchange is conducted with due care, eliminating any arbitrariness or possible conflicts of interest in the decision-making process of the Company’s Board of Directors regarding the Share Exchange to ensure its fairness, and obtaining opinions on whether the decision of the Company’s board of directors to proceed with the Share Exchange would be disadvantageous to minority shareholders, and then the Company sought an opinion from the Special Committee on (i) whether the purpose of the procedures to delist the Company Shares through the Share Exchange or other methods by Tsubakimoto Chain (the “Transaction”) is reasonable (including whether the Transaction contributes to the enhancement of the Company’s corporate value), (ii) whether the fairness and appropriateness of the terms and conditions of the Transaction (including the share exchange ratio for the Share Exchange) are ensured, (iii) whether the fairness of the procedures for the Transaction is ensured, and (iv) whether, taking into account (i) to (iii) above, the Transaction is not deemed to be disadvantageous to the minority shareholders of the Company (the “Consultation Matters”). Further, the Company’s Board of Directors has resolved that, in its inquiries regarding the Consultation Matters, it shall make its decision regarding the Transaction after appropriately understanding and identifying the findings of the Special Committee and with utmost respect for such findings, and that if the Special Committee determines that the implementation or the terms and conditions of the Transaction are inappropriate, the Company’s Board of Directors shall not approve the Transaction under such terms and conditions. The Company’s Board of Directors has also granted the Special Committee the authority to: (a) appoint or approve (including retroactive approval) professionals for the Company such as financial advisors and legal advisors, etc. (collectively, “Advisors, etc.”), (b) appoint Advisors, etc. to the Special Committee when deemed necessary by the Special Committee (with the reasonable costs associated with the professional advice of the Advisors, etc. to the Special Committee to be borne by the Company), (c) receive information necessary for the examination and decision-making regarding the Transaction from the officer and employees of the Company or other persons deemed necessary by the Special Committee, and (d) substantively participate in the negotiation process regarding the terms and conditions of the Transaction by confirming the policy on those negotiations in advance, receiving timely reports on the status of the negotiations, and providing opinions, instructions, or requests at critical junctures.

The Special Committee carefully examined the Consultation Matters at a total of 15 committee meetings held between December 20, 2024 and May 13, 2025, as well as outside of committee meetings by expressing opinions and collecting information via e-mail or other means and holding discussions from time to time as necessary. Specifically, the Special Committee first confirmed that there were no issues regarding the independence and expertise of SMBC Nikko Securities, the financial advisor and third-party valuation agent appointed by the Company, or those of AMT, the legal advisor appointed by the Company, and then it approved their appointments. In addition, the Special Committee has confirmed that it will seek professional advice from the Company’s Advisors, etc. as necessary and will not appoint its own advisors.

Following the above procedures, the Special Committee sent a questionnaire to the Companies regarding the purpose of the Share Exchange, and received explanations from the Companies regarding the purpose of the Share Exchange, the background and circumstances leading to the Share Exchange, the reasons for selecting a share exchange, and their views on management policies and the treatment of employees after the Share Exchange, etc., after which it conducted a question-and-answer session. In addition, the Special Committee received advice from AMT, the legal advisor to the Company, regarding the method of decision-making of the Company’s Board of Directors with respect to the Share Exchange, measures to ensure the fairness of procedures related to the Share Exchange, including the operation of the Special Committee, and measures to avoid conflicts of interest. Moreover, the Special Committee received an explanation from SMBC Nikko Securities, the financial advisor and third-party valuation agent of the Company, regarding the method for and results of the calculation of consideration for the Share Exchange (including the Share Exchange Ratio), conducted a question-and-answer session, and verified the reasonableness thereof. Furthermore, with the advice of SMBC Nikko Securities and AMT, the Special Committee established a negotiation policy for the consideration for the Share Exchange (including the Share Exchange Ratio) and substantively participated in the negotiations with Tsubakimoto Chain by receiving reports on the negotiation content from time to time and providing instructions as necessary.

On May 13, 2025, the Special Committee submitted to the Company’s Board of Directors a written opinion to the effect that, after careful discussion and examination of the Consultation Matters under the aforementioned circumstances, (i) the purpose of the Transaction is found to be reasonable (including whether the Transaction contributes to the enhancement of the Company’s corporate value), (ii) the terms and conditions of the Transaction (including the share exchange ratio for the Share Exchange) are found to be fair and appropriate, (iii) the procedures for the Transaction are found to be fair, and (iv) taking into account (i) to (iii) above, the Transaction is not deemed to be disadvantageous to the minority shareholders of the Company. The summary of the Special Committee’s opinion is as follows:

(i)	Reasonableness of the purpose of the Transaction (including whether the Transaction contributes to the enhancement of the corporate value of the Company)

The business synergies through the Transaction expected by the Company and Tsubakimoto Chain through the Transaction include expansion of overseas businesses, cross-selling in existing businesses, and new businesses and joint developments, and in particular, with respect to the expansion of the Company’s overseas business, utilizing Tsubakimoto Chain’s base and utilizing the Tsubaki Group’s distribution channels to expand sales of developed products, including the Company’s motorcycle products and general-purpose seal chains, and the possibility is high that they will lead to an increase in the Company’s profitability, and the Company and Tsubakimoto Chain are aware of such fact. Further, the Company also recognizes that through the Transaction, the degree of certainty of the realization of the DID MUGENDAI SMILE VISION 2035 and the 13th Medium-Term Business Plan announced on May 14, 2024 will be raised, and that the workload and costs associated with maintaining the Company’s listing can be reduced.

The Company believes that realization of the above synergies will lead to resolution of the business issues and management issues that it recognizes, and therefore, will contribute to the enhancement of the Company’s medium- and long-term corporate value.

Furthermore, at present, no alternative capital policy that could realistically enhance the Company’s corporate value to a comparable extent as this transaction has been identified. Given that Tsubakimoto Chain is considered a suitable partner for realizing the above-mentioned business synergies, this transaction is deemed to be superior—when compared with other potential capital policy options—from the perspective of enhancing the Company’s corporate value.

On the other hand, in conjunction with the delisting of the Company through the Transaction, the reduction of the degree of the Company’s freedom in its management, impact on the Company’s business partners, impact on financing options going forward, weakening of its compliance system, impact on recruitment going forward, and impact on the morale of existing employees and the like can be envisioned, but in light of the fact that the Company will become one of the Tsubakimoto Chain group companies listed on the TSE Prime Market through the Transaction, it is believed that all such impacts will be limited.

Taking the foregoing into consideration comprehensively, it has been determined that the Transaction will contribute to the corporate value of the Company, and the purpose of the Transaction is reasonable.

(ii)	Fairness and appropriateness of the terms and conditions of the Transaction (including the share exchange ratio for the Share Exchange)

As set forth in (iii) below, negotiations relating to the Share Exchange Ratio are being conducted after taking measures to ensure fairness and while receiving the opinions and instructions of the Special Committee regarding such important aspects of proposals and decisions on the Share Exchange Ratio. For that reason, it has been determined that in the negotiation process regarding the terms and conditions of the Share Exchange, a state where reasonable efforts are aimed at conducting the Share Exchange so that it will enhance corporate value under terms and conditions that are most advantageous to general shareholders pursuant to fair procedures, has been ensured.

Further, it has been determined that, among the calculation results of the share exchange ratio by SMBC Nikko Securities, the Share Exchange Ratio exceeds the upper limit of the calculation range of the market price analysis, is within the calculation range of the comparable company analysis and exceeds its median value, and is within the calculation range of the DCF analysis, and in light of the calculation results of the share exchange ratio by SMBC Nikko Securities, is at a reasonable level. Moreover, the Share Exchange Ratio not only significantly exceeds that of comparable cases involving full acquisitions through share exchanges, but can also be considered reasonable when viewed in light of premium levels observed in similar cases of full acquisitions conducted via tender offers. Moreover, if the premium of the Share Exchange Ratio is calculated based on the Company’s closing price as of the base date, it will be found to be at a level that exceeds the highest closing price of the Company’s shares over the past three years and nine months.

In addition to the foregoing, using a share exchange as the method for the scheme of the Transaction has been determined to be reasonable in light of the fact that in comparison to other conceivable methods, a share exchange is a method that offers opportunities to general shareholders of the Company to enjoy economic benefits from enhancement of corporate value resulting from synergies through the Transaction.

Taking the foregoing into consideration comprehensively, it has been determined that the fairness and appropriateness of the terms and conditions of the Transaction (including the share exchange ratio of the Share Exchange) have been ensured.

(iii)	Fairness of the procedures of the Transaction

It has been confirmed that the Company, in its consideration of the Transaction, took the measures below to ensure the fairness of the procedures in the negotiation process regarding the Share Exchange.

In the period before entering into concrete negotiations regarding the terms and conditions of the Share Exchange, including the Share Exchange Ratio, the Company established the Special Committee composed of special committee members whose independence from Tsubakimoto Chain and independence from the Transaction were ensured. It has been confirmed that the Special Committee received professional advice from SMBC Nikko Securities and AMT, as necessary, appropriately obtained information regarding the Transaction, and substantively participated in the negotiation process regarding the Share Exchange Ratio.

The Company obtained professional advice etc. from external experts independent from the Companies such as SMBC Nikko Securities and AMT, and went through a process of careful consideration and decision making regarding the fairness of the procedures and appropriateness of the terms and conditions of the Transaction. Further, in the Company’s decision-making process, no points of suspicion regarding fairness were found.

Disclosure in accordance with laws and regulations and timely disclosure rules of the TSE is planned to be made through timely disclosure of documents regarding the Share Exchange, and it can be said that shareholders of the Company are provided with information necessary to make decisions from the perspective of the appropriateness of the terms and conditions of the Transaction etc. and whether, through the Transaction, the value of the corporate group after the acquisition (value of consideration shares) will improve over the medium- to long-term. Further, shareholders of the Company who express dissent against the Share Exchange or the Share Exchange Ratio have appraisal rights (and the right to file a petition to determine the price based on such right) under the Companies Act; accordingly, it has been determined that measures to eliminate coercion have been taken.

In the Transaction, an “active” market check has not been implemented, but an indirect market check is in operation; accordingly, no points that raise suspicions regarding fairness from the perspective of market checks were found.

Taking the foregoing into consideration comprehensively, it can be said that the Company has taken reasonable measures necessary to ensure the fairness of the Share Exchange and it has been determined that the fairness of the procedures for the Transaction has been ensured.

(iv)	Whether, taking into account (i) to (iii) above, the Transaction is not deemed to be disadvantageous to the minority shareholders of the Company

Taking (i) to (iii) above into consideration comprehensively, it has been determined that the Transaction is not deemed to be disadvantageous to the minority shareholders of the Company.

(D)	Approval by all directors (including Audit and Supervisory Committee members) who have no interest in the Company

At the meeting of the Company’s Board of Directors held on May 14 2025, all members of the Board of Directors deliberated and unanimously resolved to implement the Share Exchange. There are no directors of the Company who have interests in Tsubakimoto Chain.

(4)	Matters concerning the appropriateness of the amount of capital and reserves of Tsubakimoto Chain, the wholly-owning parent company resulting from the share exchange

The amount of capital and reserves of Tsubakimoto Chain to be increased by the Share Exchange will be determined by Tsubakimoto Chain as appropriate in accordance with the provisions of Article 39 of the Regulations on Corporate Accounting. The Company considered that this treatment is appropriate because the determination will be made within the scope of relevant laws and regulations, comprehensively considering and taking into account the financial conditions, capital policies, and other circumstances of Tsubakimoto Chain.

4.	Matters to be Referenced Regarding Exchange Consideration
(1)	Provisions of the Articles of Incorporation of Tsubakimoto Chain, the wholly-owning parent company resulting from the share exchange

The Articles of Incorporation of Tsubakimoto Chain are posted on the Company’s website (https://www.did-daido.co.jp/) and the TSE website (https://www2.jpx.co.jp/tseHpFront/JJK010010Action.do?Show=Show) in accordance with laws and regulations and Article 15 of the Company’s Articles of Incorporation.

(2)	Matters concerning the method of conversion into cash of exchange consideration
(I)	Market where exchange consideration is traded

Tsubakimoto Chain Shares are traded on the TSE Prime Market.

(II)	Brokers, intermediaries or agencies for trading of exchange consideration

Tsubakimoto Chain Shares are traded through brokerage and other intermediation services by financial instruments business operators (i.e., securities companies) across Japan.

(III)	Restriction on transfer or other disposal of exchange consideration

Not applicable.

(3)	Matters concerning the market price of exchange consideration

As of the business day (May 13, 2025) immediately prior to the date of announcement of the execution of the Share Exchange Agreement (May 14, 2025), the average closing price of Tsubakimoto Chain Shares on the TSE Prime Market for the one-month, three-month, and six-month periods ending on that date was 1,721 yen, 1,819 yen, and 1,851 yen, respectively.

The market price and other information on Tsubakimoto Chain Shares can be viewed on the TSE website (https://www.jpx.co.jp/) and other sources.

(4)	Balance sheets of Tsubakimoto Chain, the wholly-owning parent company resulting from the share exchange, for each of the fiscal years ending in the past five years

Since Tsubakimoto Chain has filed an annual securities report for each of the relevant fiscal years in accordance with the provisions of Article 24, Paragraph 1 of the Financial Instruments and Exchange Act, statement is omitted.

5.	Matters Concerning the Appropriateness of the Provisions Regarding Stock Acquisition Rights Pertaining to Share Exchange

Not applicable.

6.	Matters Concerning Financial Statements
(1)	Financial statements, etc. of Tsubakimoto Chain for the most recent fiscal year

The contents of financial statements and other documents of Tsubakimoto Chain for the most recent fiscal year (the fiscal year ended March 31, 2025) are posted on the Company’s website (https://www.did-daido.co.jp/) and the TSE website (https://www2.jpx.co.jp/tseHpFront/JJK010010Action.do?Show=Show) in accordance with laws and regulations and Article 15 of the Company’s Articles of Incorporation.

(2)	Disposal of material property, etc. that have occurred after the last day of the most recent fiscal year
(I)	The Company
(A)	Execution of the Business Integration Agreement and the Share Exchange Agreement

The Company resolved at the meeting of its Board of Directors on May 14, 2025 to integrate business between the Company and Tsubakimoto Chain and to conduct a share exchange through which Tsubakimoto Chain will become a wholly-owning parent company resulting from the share exchange and the Company will become a wholly-owned subsidiary company resulting from the share exchange, and have executed the Business Integration Agreement and the Share Exchange Agreement between the Companies on the same date. The outline of the Share Exchange Agreement is as described in Section 2. “Outline of the Terms of the Share Exchange Agreement” above.

(B)	Cancellation of treasury shares

The Company plans to cancel, immediately prior to the Record Time, all of the treasury shares in its possession as of the point in time immediately prior to the Record Time (including own shares acquired by the Company in response to a share purchase demand by a dissenting shareholder as prescribed in Article 785, Paragraph 1 of the Companies Act that may be made in relation to the Share Exchange), by a resolution at the meeting of its Board of Directors held before the day immediately prior to the effective date of the Share Exchange.

(II)	Tsubakimoto Chain
(A)	Execution of the Business Integration Agreement and the Share Exchange Agreement

Tsubakimoto Chain resolved at the meeting of its Board of Directors on May 14, 2025 to integrate business between the Company and Tsubakimoto Chain and to conduct a share exchange through which Tsubakimoto Chain will become a wholly-owning parent company resulting from the share exchange and the Company will become a wholly-owned subsidiary company resulting from the share exchange, and have executed the Business Integration Agreement and the Share Exchange Agreement between the Companies on the same date. The outline of the Share Exchange Agreement is as described in Section 2. “Outline of the Terms of the Share Exchange Agreement” above.

(B)	Acquisition of treasury shares

At the meeting of its Board of Directors on May 14, 2025, Tsubakimoto Chain adopted a resolution regarding matters relating to the acquisition of treasury shares. Tsubakimoto Chain plans to acquire up to 6,500,000 Tsubakimoto Chain Shares at a total purchase price of up to 10 billion yen during the period from June 2, 2025 to December 30, 2025.

(C)	Recognition of extraordinary income

At the meeting of its Board of Directors on May 14, 2025, Tsubakimoto Chain resolved to sell a portion of the investment securities it holds. The gain on the sale of such investment securities, estimated at approximately 4.7 billion yen, is expected to be recognized as extraordinary income in the fiscal year ending March 31, 2026.

Business Performance Report

（	From April 1, 2024 to March 31, 2025	）

1. Our group’s current business performance

(1) Business performance in the current consolidated fiscal year

①　 Business overview and its results

Japan’s economy in the current fiscal year has showed a slow recovery, as the employment and the income environment improved. However, as there simultaneously exist such issues as unstable international situation, the US trade policy status, high inflation rate and high energy price, we still have an uncertain situation for future.

Under such circumstances, our group tried to improve profitability by passing on the increased costs for energy prices and personnel costs to the sales prices. In addition, we made substantial structural reforms for the future including such continuous approaches as restructuring and expansion projects for HQs’ manufacturing sites and renewal of the core IT system and promoted activities to expand our business domain and to generate new businesses.

As a result, the sales were 57,515 million yen (+2.6% YoY). The profit improved substantially, and the consolidated operating profit was 1,382 million yen (+508.3% YoY) and the consolidated ordinary profit was 1,434 million yen (+84.2% YoY) thanks to the passing-on of such cost increases as energy prices and personnel costs to the sales prices. Though we accounted for an impairment loss in this fiscal year, the net income attributable to owners of the parent was 1,192 million yen (+247.8% YoY) thanks to the gain on the sales of investment securities.

The overviews by segment are as follows.

[Japan]

The sales to external customers were 26,269 million yen (-0.3% YoY), the operating loss was 3 million yen (the operating loss for the previous FY was 602 million yen). The main reasons for the decrease in sales include the decrease in orders of wheels for agricultural machinery due to the decrease in sales of tractors for overseas markets and the disappointing orders of aluminum rims for motorcycles affected by stock adjustment of domestic finished-vehicle manufacturers. On the other hand, the profit substantially improved YoY thanks to cost improvement as a result of the passing-on to the sales prices, however, we continuously ended up with an operating loss, as we accounted for the allowance for replacement expenses due to product failure.

[Asia]

The sales to external customers were 18,146 million yen (+6.8% YoY), the operating profit was 806 million yen (+103.7% YoY). The sales increased due to strong orders of motorcycle chains for finished-vehicle manufacturers in India, China and Indonesia in addition to the impact of a weak yen. In addition, the profit improvement effect by the passing-on to the sales prices also contributed to the increase in the operating profit.

[North America]

The sales to external customers were 3,140 million yen (+7.2% YoY), the operating profit was 87 million yen (+92.3% YoY). Though the orders of chains for industrial machinery decreased due to the US financial policy and the uncertainty with the political situation, the weak yen impact and the strong orders of motorcycle chains for repair markets contributed to the business improvement.

[South America]

The sales to external customers were 5,207 million yen (+4.2% YoY), the operating loss was 9 million yen (the operating profit for the previous FY was 99 million yen). The orders of motorcycle chains showed steady progress both for finished-vehicle manufacturers and for repair markets and the sales increased YoY. On the other hand, we recorded an operating loss, as our profit margin was narrowed due to increased price competition in chains for industrial machinery due to the growth of local competing manufacturers in addition to the increase in logistics expenses affected by the drought.

[Europe]

The sales to external customers were 4,753 million yen (-0.6% YoY), the operating profit was 465 million yen (+10.8% YoY), Though the sales improved thanks to the ongoing weak yen and the restructuring of distribution channels within the group for chains for industrial machinery, the sales finally ended up with the same level as the previous FY, as the orders of motorcycle chains continued to remain low affected by a decrease in production at finished-vehicle manufacturers, etc. The profit increased thanks to the profit improvement effect as a result of the passing-on to the sales prices.

②　Capital investment situation

The total capital investment amount of our group in this FY was 3,921 million yen, mainly consisting of the construction of warehouse for steel materials at our HQs’ factory and the replacement and reinforcement of facilities at our company and overseas subsidiaries.

③　Financing situation

Our group’s required funds are financed by our own funds and borrowings.

(2) Trend for assets and profit / loss

Item		The 129th From April 1, 2021 to March 31, 2022	The 130th From April 1, 2022 to March 31, 2023	The 131st From April 1, 2023 to March 31, 2024	The 132nd (the current consolidated fiscal year) From April 1, 2024 to March 31, 2025
Sales	(million yen)	49,847	55,054	56,041	57,515
Operating profit	(million yen)	2,707	1,379	227	1,382
Ordinary profit	(million yen)	3,119	1,652	778	1,434
Net income attributable to owners of the parent or net loss (minus)	(million yen)	2,347	△257	342	1,192
Net income per share or net loss (minus)	(yen)	215.11	△23.88	32.55	116.65
Total assets	(million yen)	71,490	73,029	79,121	77,803

(Note) We have applied “Accounting Standard for Current Income Taxes” (ASBJ Statement No. 27, October 28, 2022) from the beginning of the 132nd fiscal term and the figures, etc. for the 132nd fiscal term are those after having applied this Accounting Standard, etc.

(3) Material issues on the parent company and subsidiaries

①　Issues on the parent company

　There is no applicable issue.

②　Material issues on subsidiaries (as of March 31, 2025)

Segment	Company name	Capital		Our company’s ratio of voting rights	Main business details
Japan	DAIDO GENERAL SERVICE CO., LTD.	30	million yen	100.00％	Land transportation, sales of petroleum products, chemical agents and packing materials, non-life insurance agent, maintenance and sales of automobiles
	SHINSEI KOGYO CO., LTD.	370	million yen	77.27	Heat treatment of steel wires, manufacturing, sales and contract processing of drawn wires
Asia	DAIDO CHAIN (CHANGSHU) CO., LTD.	4,100	thousand US$	100.00	Manufacturing and sales of conveyors and chains
	D.I.D PHILIPPINES INC.	120	million pesos	100.00	Manufacturing and sales of chains, etc.
	P.T. DAIDO INDONESIA MANUFACTURING	13,444	thousand US$	100.00	Manufacturing and sales of rims, wheels and chains
	D.I.D VIETNAM CO., LTD.	2,788	thousand US$	100.00	Manufacturing and sales of chains, etc.

Segment	Company name	Capital		Our company’s ratio of voting rights	Main business details
Asia	DID MALAYSIA SDN. BHD.	1	million ringgits	100.00％ (100.00)	Sales of chains, etc.
	DAIDO SITTIPOL CO., LTD.	325	million baht	51.00	Manufacturing and sales of chains, etc.
	D.I.D ASIA CO., LTD.	10	million baht	100.00	Sales of chains, etc.
	INTERFACE SOLUTIONS CO., LTD.	100	million baht	59.09	Logistics system, transportation of various goods, manufacturing and sales of equipment, etc.
	INTERFACE SYSTECH CO., LTD.	21	million baht	50.23 (50.23)	Manufacturing and sales of transport equipment for precision machinery, etc.
	DAIDO INDIA PVT.LTD.	918	million rupees	100.00 (1.09)	Manufacturing and sales of chains, etc.
North America	DAIDO CORPORATION OF AMERICA	6,400	thousand US$	100.00	Manufacturing and sales of chains, etc., sales of rims and wheels, etc.
South America	DAIDO INDUSTRIAL E COMERCIAL LTDA.	31	million reals	100.00	Manufacturing and sales of chains and conveyors
	DAIDO INDUSTRIA DE CORRENTES DA AMAZONIA LTDA.	31	million reals	100.00	Manufacturing and sales of chains, etc.
Europe	DID EUROPE S.R.L.	510	thousand euros	100.00	Sales of chains and rims, etc.

(Notes) 1. The figure in the parentheses for the ratio of voting rights is the ratio of our company’s indirect ownership and inside of the total ratio.

2. As D.I.D VIETNAM CO., LTD. made capital increase of 453 thousand US$ in May 2024, this company’s capital increased to 2,788 thousand US$. As our company paid for this company’s capital increase, our company’s voting rights ratio did not change (100.00%).

(4) Issues to be addressed

Our company announced the long-term vision “DID MUGENDAI SMILE VISION 2035” in 2024 under the company direction “we will globally deliver smiling faces in Daido way with an effort to promote [conveying] and [delivering]”. In parallel, we made the 13th mid-range management plan and FY 2025 falls on its 2nd year.

In this mid-range management plan, we focus on strengthening “power to earn”, namely, how to ensure the structure to generate the profit within 3 years of this plan. We will ensure that we solve business issues within 3 years of this plan, ensure a growth base toward our company’s 100th anniversary and contribute to the development of a sustainable society.

■Current business domain

We will pursue further sales expansion and profit improvement by taking advantage of technologies developed in such domains as automobiles, motorcycles and industrial areas. We will provide products responding to our customers’ expectations by reinforcing such strength as advanced plastic processing and surface finishing.

■New business domain

We study to challenge such new business domains as logistics and agriculture based on technologies developed through the current businesses. We will judge the possibility of commercialization and pursue business expansion.

■Return policy to shareholders

We position the profit return to our shareholders as one of the most important management policies and will ensure a flexible approach, taking the business performance, the management environment and the strengthening of long and mid-term financial structure into account, keeping the maintenance of stable dividend as base. We would appreciate it if our shareholders could continuously support and guide us.

(5) Main business details (as of March 31, 2025)

We manufacture and sell the following products.

Business category	Main business details	Segment
Chain-related business	For motorcycle, automobile, industrial machinery (multistory parking system, office machines, agricultural machinery, water treatment devices, engineering machinery, construction machinery and conveyor)	Japan, Asia, North America, South America and Europe
Conveyor-related business	For environment-related devices, steelmaking, cement, automobile transportation equipment, port equipment, mining, chemical industry, precision machinery and rationalization of other industrial equipment	Japan, Asia, South America
Rim wheel-related business	Rim for motorcycles, wheel for agricultural machinery, wheel for buggy, spokes and bolts for motorcycles	Japan, Asia, Nort America, Europe
Other business	Specified machinery, tools, etc., staircase lifting device, parts and materials for products	Japan

(6) Main sales offices and factories (as of March 31, 2025)

①　Our company

HQs	I-197, Kumasaka machi, Kaga city, Ishikawa Pref.
Branch office	Tokyo branch office	(Chuo ku, Tokyo)
Sales office	Sapporo sales office Tochigi sales office Hamamatsu sales office Nagoya sales office Osaka sales office West Japan sales office Kumamoto sales office

(Higashi ku, Sapporo city, Hokkaido)

(Utsunomiya city, Tochigi Pref.)

(Kita ku, Hamamatsu city, Shizuoka Pref.)

(Nakamura ku, Nagoya city, Aichi Pref.)

(Chuo ku, Osaka city, Osaka)

(Hakata ku, Fukuoka city, Fukuoka Pref.)

(Kikuchi city, Kumamoto Pref.)

Factory	HQs factory Fukuda factory Iburihashi factory	(Kaga city, Ishikawa Pref.) (Kaga city, Ishikawa Pref.) (Kaga city, Ishikawa Pref.)
(Note)	Tochigi sales office and Hamamatsu sales office were closed on April 16, 2025.

The business operations of Tochigi sales office have been transferred to Tokyo branch office and the business operations of Hamamatsu sales office have been transferred to Nagoya sales office.

②　Main subsidiaries

Segment	Company name	Location
Japan	Daido General Service	Kaga city, Ishikawa Pref.
	Shinsei Kogyo Co., Ltd.	Nakagawa ku, Nagoya city, Aichi Pref.
Asia	Daido Chain (Changshu) Co., Ltd.	China
	D.I.D PHILIPPINES INC.	The Philippines
	P.T. DAIDO INDONESIA MANUFACTURING	Indonesia
	D.I.D VIETNAM CO., LTD.	Vietnam
	DID MALAYSIA SDN. BHD.	Malaysia
	DAIDO SITTIPOL CO., LTD.	Thailand
	D.I.D ASIA CO., LTD.	Thailand
	INTERFACE SOLUTIONS CO., LTD.	Thailand
	INTERFACE SYSTECH CO., LTD.	Thailand
	DAIDO INDIA PVT.LTD.	India
North America	DAIDO CORPORATION OF AMERICA	The US
South America	DAIDO INDUSTRIAL E COMERCIAL LTDA.	Brazil
	DAIDO INDUSTRIA DE CORRENTES DA AMAZONIA LTDA.	Brazil
Europe	DID EUROPE S.R.L.	Italy

(7) Employees’ situation (as of March 31, 2025)

①　Our group’s employees’ situation

Segment	Number of employees		Change from the figure at the end of the previous consolidated FY
Japan	950	(156)	Increase of 6 employees
Asia	1,093	(419)	Decrease of 40 employees
North America	46	(2)	Decrease of 1 employee
South America	352	(46)	Increase of 12 employees
Europe	13	(5)	Decrease of 3 employees
Total	2,454	(628)	Decrease of 26 employees

(Note) The number of employees is for that of full-time employees. The number of temporary employees (retired employees, dispatched employees, etc.) is shown in the parentheses in addition to the number of full-time employees.

②　Our company’s employees’ situation

Number of employees	Change from the figure at the end of the previous consolidated FY	Average age	Average years of service
833(129)	Increase of 15 employees	37.4 years old	13.6 years

(Note) The number of employees is for that of full-time employees. The number of temporary employees (retired employees, dispatched employees, etc.) is shown as an annual average in the parentheses in addition to the number of full-time employees.

(8) Main banks (as of March 31, 2025)

Bank	Borrowing balance
The Hokkoku Bank	7,448 million yen
MUFG Bank, Ltd.	3,817
Mizuho Bank, Ltd.	2,623

(9) Other Important Particulars Regarding Current Status of Business Group

　At the meeting of its Board of Directors on May 14, 2025, the Company resolved to integrate business between the Company and Tsubakimoto Chain Co. (“Tsubakimoto Chain”; together with the Company, the “Companies”) and to conduct a share exchange (the “Share Exchange”) through which Tsubakimoto Chain will become a wholly-owning parent company resulting from the share exchange and the Company will become a wholly-owned subsidiary company resulting from the share exchange, and have executed the Business Integration Agreement and the Share Exchange Agreement between the Companies on the same date.

Subject to approvals by the relevant authorities under applicable competition laws in Japan and Thailand, the Share Exchange will be conducted with the approval by a resolution at this general shareholders’ meeting. The effective date of the Share Exchange is scheduled to be January 1, 2026.

As a result of these transactions, Tsubakimoto Chain will become the Company’s wholly-owning parent company, and the Company, as its wholly-owned subsidiary company, will be delisted from the Standard Market of the Tokyo Stock Exchange, Inc. on December 29, 2025 (with December 26, 2025 as the final trading date).

2. Company’s situation

(1) Share information (as of March 31, 2025)

① Total number of authorized shares	32,000,000 shares
② Total number of outstanding shares	10,924,201 shares	(including 775,205 treasury shares)
③ Number of shareholders	4,939

④　Major shareholder (top 10 shareholders)

Name of shareholders	Number of shares held	Shareholding ratio
Iida Co., Ltd.	709 thousand shares	6.99％
The Hokkoku Bank	503	4.96
Nippon Life Insurance Company	275	2.71
Kaga Shoko Ltd.	262	2.59
Mizuho Bank, Ltd.	258	2.55
MUFG Bank, Ltd.	258	2.55
Mariko Araya	257	2.54
LGT Bank, Ltd.	247	2.44
PBG Clients SG	242	2.39
Custody Bank of Japan, Ltd. (trust account)	227	2.24

(Notes) 1. Our company holds 775,205 treasury shares, however, our company is not excluded from the above-mentioned major shareholders.

2. The shareholding ratio is calculated after excluding the treasury shares.

⑤　Situation of shares given to our company’s officers in exchange for their services during this fiscal year

Position	Number of shares given	Number of officers to whom shares were given
Director (except Directors serving as the Audit and Supervisory Committee Members)	Common share 14,243 shares	Four officers

⑥　Other important matters regarding our company’s shares

We purchased the treasury shares as stated below in this fiscal year based on the resolution made at the Board of Directors meeting held on July 31, 2024.

Type and number of shares purchased:	Common share 228,100 shares
Total amount for purchased shares:	209,852,000 yen
Date of purchase:	August 1, 2024
Purchasing method:	Purchase through the Off-Auction Own Share Repurchase Trading System (ToSTNeT-3) at the Tokyo Stock Exchange

(2) Situation on share option, etc.

Not applicable.

(3) Company officers’ situation

①　Situation on directors (as of March 31, 2025)

Position in the company	Name	Area of responsibilities and significant concurrent positions
Representative Director, Chairman	Kozo Araya
Representative Director, President	Hirofumi Araya	Executive Officer, CEO Representative Director, Chairman of DAIDO SITTIPOL CO., LTD.
Managing Director	Masanori Sanada	Executive Officer Administration Div. Manager
Director	Toshio Ishimura	Executive Officer Industrial Products Div. Manager
Director (Audit and Supervisory Committee Member, full-time)	Kiyohiro Kajiya
Director (Audit and Supervisory Committee Member)	Seiji Sakashita	Representative Partner, Hokuriku Auditing Office Outside auditor, Komatsu Matere Co., Ltd.
Director (Audit and Supervisory Committee Member)	Shoji Takechi	Professor, Department of Management Systems, Faculty of Information Frontier, Kanazawa Institute of Technology
Director (Audit and Supervisory Committee Member)	Miho Yamamoto	Representative Director, COCOROE Inc
Director (Audit and Supervisory Committee Member)	Jun Akimoto	General Manager, Planning & Administration Department, Aerospace & Defense Business Domain, IHI

(Notes) 1. The Directors (Audit and Supervisory Committee Members), Mr. Seiji Sakashita, Mr. Shoji Takechi, Ms. Miho Yamamoto and Mr. Jun Akimoto, are external directors.

2.	Our company designates Mr. Seiji Sakashita, Mr. Shoji Takechi, Ms. Miho Yamamoto and Mr. Jun Akimoto, who are external directors, as independent directors based on the provisions of the Tokyo Stock Exchange and reports to the Tokyo Stock Exchange.
3.	Mr. Kiyohiro Kajiya has various work experiences in our company’s technology, manufacturing and product quality divisions and achievements taking charge of “Monozukuri” and therefore, we have selected him as full-time Audit and Supervisory Committee Member so that he can strengthen the audit and oversight function using these rich experiences and knowledge.
4.	Mr. Seiji Sakashita, Director (Audit and Supervisory Committee Member), has specialized knowledge of financing and accounting which he has developed for many years as a certified public accountant.
5.	Mr. Seiji Sakashita, Director (Audit and Supervisory Committee Member), will resign as the outside auditor of Komatsu Matere Co., Ltd. as of June 20, 2025, and, at the same time, resume as the external director (Audit and Supervisory Committee Member) of Komatsu Matere Co., Ltd., as Komatsu Matere Co., Ltd. is scheduled to move to Company with Audit and Supervisory Committee on the above-mentioned day.
6.	Mr. Jun Akimoto, Director (Audit and Supervisory Committee Member), resumed as Executive Officer, Deputy Business Domain Head, Aerospace & Defense Business Domain, IHI as of April 1, 2025.

② Overview of agreement limiting liability

Our company and each Audit and Supervisory Committee Member have concluded an agreement limiting liability for damages stipulated in Article 423, Clause 1 of the Companies Act, based on the provision of Article 427, Clause 1 of the Companies Act and the liability amount based on this agreement is set at such an amount defined by the law.

③ Overview, etc. of compensation agreement

Not applicable.

④ Overview, etc. of liability insurance agreement for officers, etc.

Our company has concluded a liability insurance agreement for officers, etc., stipulated in Article 430, Clause 3.1 of the Companies Act with an insurance company and the insurance premium is entirely borne by the company.

As for the overview of this liability insurance, it stipulates that the insurance company shall compensate for damages, under this liability insurance agreement, likely to occur to officers, who are insured, when they are held responsible relating to execution of their responsibilities or when they are subject to claims relating to such responsibilities and this agreement shall be annually renewed.

In addition, in this insurance agreement, there are certain disclaimers including a provision that no compensation shall be made for such acts as acts to illegally obtain personal benefits, criminal acts and acts done knowing that those acts violate the law, and we ensure such measures not to affect subject officers’ appropriateness to execute their responsibilities by setting a maximum amount for compensation.

⑤　Director’s compensation, etc.

1) Total amount of compensation, etc. in this fiscal year

Position	Total amount of compensation, etc. (million yen)	Total amount of compensation, etc. by type (million yen)			Number of officers subject to compensation (XX officers)
		Basic compensation	Performance-based compensation	Non-monetary compensation, etc.
Directors (except Audit and Supervisory Committee Members) (external directors within the above)	171 (－)	147 (－)	13 (－)	10 （－）	6 (－)
Directors (Audit and Supervisory Committee Members) (external directors within the above)	36 (19)	36 (19)	－	－	6 (5)
Total (external officers within the above)	207 (19)	183 (19)	13 (－)	10 （－）	12 (5)

(Notes) 1. The above-mentioned table includes three directors (including one external director) who resigned at the closing of the 131st Ordinary General Meeting of Shareholders held on June 25, 2024.

2. The amount of director’s compensation, etc. does not include the employee’s salary for a director who also holds an employee post.

2)	Matters regarding the resolution of the General Meeting of Shareholders on Director’s compensation, etc.

The maximum compensation amount for directors (except Directors serving as the Audit and Supervisory Committee Members) has been resolved as within 300 million yen per annum (not including the employee’s salary) at the 127th Ordinary General Meeting of Shareholders held on June 26, 2020, and the number of directors (except Directors serving as the Audit and Supervisory Committee Members) at the closing of this general Meeting of Shareholders was 7. The maximum compensation amount for directors serving as the Audit and Supervisory Committee Members has been resolved as within 100 million yen per annum at the 127th Ordinary General Meeting of Shareholders held on June 26, 2020, and the number of directors serving as the Audit and Supervisory Committee Members) at the closing of this general Meeting of Shareholders was 4.

In addition, apart from the monetary compensation, it was resolved at the 131st Ordinary General Meeting of Shareholders held on June 25, 2024 that the share-based payment amount for directors (except Directors serving as the Audit and Supervisory Committee Members) was 60 million yen per annum or less and that the maximum number of shares for them was 50,000 shares or less per annum and the number of directors subject to this compensation at the closing of this General Meeting of Shareholders was 4.

3)	Matters regarding performance-based compensation

Our company’s criteria for performance-based compensation has been set as the consolidated ordinary profit amount for the previous fiscal year to encourage efforts to improve business performance at each fiscal year and to appropriately reflect the results and we calculate the total amount to be paid by multiplying the consolidated ordinary profit amount for the previous fiscal year with a certain ratio decided at the Board of Directors meeting. The actual consolidated ordinary profit, used as criteria for this fiscal year, is 778 million yen.

4)	Matters regarding non-monetary compensation, etc.

The non-monetary compensation, etc. shall mean our company’s shares and the conditions, etc. for the allocation shall be stated in 6) d. Policies on the details and the amount or the quantity of non-monetary compensation or the decision for its calculation method (including policies on the timing to pay such compensation, etc.). In addition, the actual payment situation for this fiscal year is stated in [2. (1) ⑤ The situation of shares paid to our company’s officers as compensation for their business responsibilities during this fiscal year].

5)	Matters regarding restricted stock unit system

The non-monetary compensation for our company’s directors (except Directors serving as the Audit and Supervisory Committee Members) shall be a share-based payment using the restricted stock unit, aiming to ensure further value sharing with our shareholders and to give an incentive to aim for sustainable improvement in our company’s corporate value. The number of restricted stock units paid shall be decided depending on the position and the responsibilities of each director subject to this compensation and the payment shall be made at a certain period each year during their service. In addition, the compensation for directors serving as the Audit and Supervisory Committee Members shall be fixed compensation only.

6)	Policies to determine individual compensation, etc. for directors (except Directors serving as the Audit and Supervisory Committee Members. Hereinafter referred to as [director] in ⑤)

Our company resolves policies to determine individual compensation, etc. for directors at the Board of Directors meeting.

In addition, our company’s Board of Directors has reviewed the policies, etc. to determine the compensation amount for the representative Director & President relating to individual fixed compensation, performance-based compensation and non-monetary compensation for directors for this fiscal year, and the Borad has confirmed that such policies are in line with the policies to determine individual compensation, etc. for directors, decided by our company.

The overview of the policies to determine individual compensation, etc. for directors is as follows.

a.	Basic policy

The individual compensation, etc. for our company’s directors consists of monetary compensation and non-monetary compensation as fixed compensation and performance-based compensation, etc. within the total compensation amount resolved at the General Meeting of Shareholders. The performance-based compensation and the non-monetary compensation shall be paid to directors.

b.	Policies to determine the amount of individual compensation, etc. for directors and the calculation method on basic compensation (including policies on the timing to pay such compensation, etc.).

The basic compensation for our company’s directors shall be monthly fixed compensation and the amount shall be determined in accordance with each director’s position, responsibilities and years of service, etc., comprehensively considering other companies’ compensation level, our company’s performance and the level of our employees’ salaries, etc. and shall be paid periodically during their service.

c.	Policies to determine the details of performance criteria for performance-based compensation, etc. and the calculation method (including policies on the timing to pay such compensation, etc.).

The performance-based compensation, etc. for our company’s directors has been set by using the consolidated ordinary profit amount for the previous fiscal year as criteria to encourage efforts to improve business performance at each fiscal year and to appropriately reflect the results and the total compensation amount shall be calculated by multiplying the consolidated ordinary profit amount for the previous fiscal year with a certain ratio decided by the Board of Directors meeting. In addition, for each director’s individual performance-based compensation, etc., after the total compensation amount has been allocated, the individual amount shall be decided depending on each director’s position, responsibilities and years of service, etc. and the payment shall be made at a certain period each year during their service.

d.	Policies to determine the details of non-monetary compensation, its amount or quantity and the calculation method (including policies on the timing to pay such compensation, etc.).

The non-monetary compensation for our company’s directors shall be a share-based payment using the restricted stock unit, aiming to ensure further value sharing with our shareholders and to give an incentive to aim for sustainable improvement in our company’s corporate value. The number of restricted stock units paid shall be decided depending on the position and the responsibilities of each director subject to this compensation and the payment shall be made at a certain period each year during their service.

e.	Policies to determine the proportion of fixed compensation, performance-based compensation and non-monetary compensation against individual compensation, etc. for directors

The proportion of fixed compensation, performance-based compensation and non-monetary compensation against individual compensation, etc. for directors shall be decided to make it an appropriate incentive for performance improvement, benchmarking other companies’ examples.

f.	Matters regarding delegation of decisions for the details of individual compensation, etc.

The decision for the individual fixed compensation amount, the individual performance-based compensation allocated based on the total payment for the performance-based compensation, etc. calculated based on the above-mentioned c. and the non-monetary compensation calculated based on the above-mentioned d. shall be delegated to Representative Director and President based on the resolution by the Board of Directors meeting. The Representative Director and President shall decide the individual fixed compensation depending on each director’s position, responsibilities and years of service, etc. and comprehensively considering other companies’ compensation level, our company’s performance and the level of our employees’ salaries, etc. and shall have the authority to decide the individual performance-based compensation and the non-monetary compensation depending on each director’s position, responsibilities and years of service, etc.

7)	Matters regarding delegation of individual compensation, etc. for directors

The Board of Directors delegates the decision of fixed compensation, performance-based compensation, etc. and non-monetary compensation for each director to Hirofumi Araya, Representative Director, Executive Officer and CEO. The reason for the delegation is that the Board has acknowledged that Representative Director and President is in the best position to appraise each director considering the entire company’s performance, etc.

⑥　Matters regarding external officers

1) Significant concurrent positions at other companies, etc. and the relationship between our company and such other companies, etc.

a.	Mr. Seiji Sakashita, Director (Audit and Supervisory Committee member), is Representative Partner of Hokuriku Auditing Office and Outside auditor of Komatsu Matere Co., Ltd. There is no particular conflict of interest between our company and each of the concurrent positions.
b.	Mr. Shoji Takechi, Director (Audit and Supervisory Committee member), is Professor, Department of Management Systems, Faculty of Information Frontier, Kanazawa Institute of Technology. There is no particular conflict of interest between our company and the concurrent position.
c.	Ms. Miho Yamamoto, Director (Audit and Supervisory Committee member), is Representative Director of COCOROE Inc. There is no particular conflict of interest between our company and the concurrent position.
d.	Mr. Jun Akimoto, Director (Audit and Supervisory Committee member), is Deputy Business Domain Head, Aerospace & Defense Business Domain and General Manager, Planning & Administration Department, Aerospace & Defense Business Domain, IHI. There is no particular conflict of interest between our company and the concurrent position.

2) Kinship with personnel in charge, etc. of our company or of our company’s specific business partners

Not applicable

3) Main activities in this fiscal year

Position Name	Board of Directors meeting	Audit and Supervisory Committee	Main activities and overview of responsibilities executed in line with the expected role for external directors
Director (Audit and Supervisory Committee Member) Seiji Sakashita	15/15 times (100%)	11/11 times (100%)

He attended all the Board of Directors Meetings and Audit and Supervisory Committees held during this fiscal year.

Mr. Seiji Sakashita fully performs roles and responsibilities as external director, including practical oversight and advice on our company’s management based on rich knowledge and experience in financing and accounting as a certified public accountant.

Director (Audit and Supervisory Committee Member) Shoji Takechi	15/15 times (100%)	11/11 times (100%)

He attended all the Board of Directors Meetings and Audit and Supervisory Committees held during this fiscal year.

Mr. Shoji Takechi fully performs roles and responsibilities as external director, including appropriate advice and oversight on our company’s management based on rich knowledge and experience covering our company’s business areas, resuming as Professor at Faculty of Engineering, Institute of Technology.

Director (Audit and Supervisory Committee Member) Miho Yamamoto	11/11 times (100%)	8/8 times (100%)

She attended all the Board of Directors Meetings and Audit and Supervisory Committees held during this fiscal year since her appointment as director (Audit and Supervisory Committee Member) on June 25, 2024.

Ms. Miho Yamamoto fully performs roles and responsibilities as external director, including appropriate advice and oversight of our company’s management based on rich knowledge and experience covering our company’s business areas as an expert having a global viewpoint, known as a pioneer in the social design field, having studied social contribution and sustainability at graduate school in UK.

Director (Audit and Supervisory Committee Member) Jun Akimoto	11/11 times (100%)	8/8 times (100%)

He attended all the Board of Directors Meetings and Audit and Supervisory Committees held during this fiscal year since his appointment as director (Audit and Supervisory Committee Member) on June 25, 2024.

Mr. Jun Akimoto fully performs roles and responsibilities as external director, including appropriate advice and oversight of our company’s management based on his experience and knowledge with his rich global business management experience.

(Note) The amount and the number of shares stated in this business report are indicated by omitting figures less than stated units.

Consolidated Balance Sheet

(as of March 31, 2025)
(Unit: million yen)

Assets		Liabilities
Current assets	37,725	Current liabilities	17,650
Cash and cash equivalents	8,711	Notes payable and accounts payable	7,687
Notes receivable	3,230	Short-term debt	5,451
Accounts receivable	8,927	Lease liabilities	151
Contract asset	125	Income taxes payable	250
Merchandise and finished products	5,979	Contract liability	172
Work in process	4,600	Reserve for bonuses	524
Raw materials and supplies	4,150	Reserve for directors’ bonuses	10
Others	2,112	Provision for product warranties	133
Allowance for doubtful accounts	△112	Provision for loss on order received	37
		Provision for loss on disaster	140
		Others	3,092
Fixed assets	40,039	Fixed liabilities	23,365
Tangible fixed assets	22,295	Bonds payable	5,700
Buildings and structures	6,938	Long-term debt	12,182
Machinery, equipment and delivery equipment	8,526	Lease liabilities	1,102
Land	4,028	Deferred tax liabilities	1,499
Lease assets	478	Provision for retirement benefits	2,641
Construction in progress	1,307	Long-term accounts payable	177
Others	1,016	Others	62
Intangible fixed assets	222	Total liabilities	41,016
Software	209	Net assets
Others	13	Shareholder’s equity	21,292
Investments and other assets	17,521	Capital stock	3,536
Investment securities	16,715	Capital surplus	3,273
Deferred tax assets	324	Retained earnings	15,105
Others	830	Treasury shares	△622
Allowance for doubtful accounts	△349	Accumulated other comprehensive income	9,430
Deferred assets	38	Other difference in Securities valuation	5,825
Bond issuance cost	38	Foreign currency translation reserve	3,157
		Remeasurements of defined benefit plans	447
		Non-controlling interests	6,064
		Total net assets	36,787
Total assets	77,803	Total liabilities and equity	77,803

Consolidated Profit and Loss Statement

（	From April 1, 2024 to March 31, 2025)	）

(Unit: million yen)
Account	Amount
Net sales		57,515
Cost of goods sold		46,379
Gross profit		11,136
Selling, general and administrative expenses費		9,753
Operating profit		1,382
Non-operating income
Interest income	74
Dividend income	546
Investment gain on equity method	197
Others	162	981
Non-operating expenses
Interest expense Foreign exchange loss	392 384
Others	151	929
Ordinary profit		1,434
Extraordinary gain
Gain on sale of non-current assets	10
Gain on sale of investment securities Gain on reversal of provision for loss on disaster	637 65	712
Extraordinary loss
Loss on retirement of property	50
Impairment loss	305
Loss on disaster	17	373
Income before income taxes and others		1,774
Corporate tax Inhabitant and enterprise taxes	650
Income taxes-deferred	Δ108	542
Current net income		1,231
Net income attributable to non-controlling interests		39
Net income attributable to owners of the parent		1,192